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This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is a criminal offence.

June 25, 2007

OFFER TO PURCHASE FOR CASH
all of the issued and outstanding common shares of
PERU COPPER INC.
on the basis of
Cdn$6.60 in cash for each Common Share
by
CHINALCO CANADA B.C. HOLDINGS LTD.
a wholly-owned subsidiary of
ALUMINUM CORPORATION OF CHINA

        Chinalco Canada B.C. Holdings Ltd. (the "Offeror"), a wholly-owned subsidiary of Aluminum Corporation of China ("Chinalco"), hereby offers (the "Offer") to purchase all of the issued and outstanding common shares ("Common Shares") (other than the Common Shares owned directly or indirectly by the Offeror or its affiliates) of Peru Copper Inc. ("Peru Copper" or the "Company"), including all Common Shares that may become outstanding after the date of the Offer on the exercise of outstanding stock options ("Options") granted pursuant to Peru Copper's stock option plan, at a price of Cdn$6.60 in cash for each Common Share less any applicable withholding taxes and without the payment of interest.

        This Offer will be open for acceptance until 12:00 noon (Toronto time) (the "Expiry Time") on July 31, 2007 (the "Expiry Date") unless withdrawn or extended.

        The Offer is conditional (unless waived or amended by the Offeror) upon, among other things, there being validly deposited under the Offer and not withdrawn at least 66 2/3% of the Common Shares calculated on a Diluted Basis, excluding those Common Shares held directly or indirectly by the Offeror or its affiliates. Subject to applicable Law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions to the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time. Each of the conditions of the Offer is set out in Section 4 of the Offer to Purchase: "Conditions of the Offer".

        The Common Shares are listed under the symbol "PCR" on the Toronto Stock Exchange ("TSX"), "CUP" on the American Stock Exchange ("AMEX") and "CUP" on the Lima Stock Exchange ("BVL"). The Offer represents a premium of approximately 21% over Peru Copper's 20-day volume weighted average trading price of Cdn$5.45 on the TSX ending on May 23, 2007, the last trading day prior to the date on which Peru Copper announced it had entered into an exclusivity agreement.

This is a "friendly" Offer. The Board of Directors UNANIMOUSLY RECOMMENDS that Shareholders ACCEPT the Offer and TENDER their Common Shares to the Offer. Chinalco, the Offeror and Peru Copper have entered into an agreement relating to the Offer. See Section 3 of the Circular: "Support Agreement".

        Holders of Common Shares ("Shareholders") that wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on blue paper) and deposit it, together with certificates representing their Common Shares, to the Depositary and U.S. Forwarding Agent, Computershare Investor Services Inc., at the applicable address identified on the Letter of Transmittal and on the last page of this document, in accordance with the instructions in the Letter of Transmittal and Section 3 of the Offer to Purchase: "Manner of Acceptance", or request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction on behalf of such Shareholder.

        Persons whose Common Shares are registered in the name of a nominee should contact their stockbroker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares if they wish to accept the Offer. Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase: "Manner of Acceptance".

        Pursuant to the Lock-Up Agreements entered into with the Offeror, all of the directors and certain other shareholders of Peru Copper have agreed to deposit under the Offer and not withdraw, subject to certain exceptions, all of the Common Shares owned or over which control or direction is exercised by such Locked-Up Shareholders, collectively representing approximately 34% of the outstanding Common Shares on the date of the Lock-up Agreement (calculated on a Diluted Basis). See Section 4 of the Circular: "Lock-Up Agreements".

        Questions and requests for assistance may be directed to the Information Agent, the Depositary or the U.S. Forwarding Agent and additional copies of this document and the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Information Agent, the Depositary or the U.S. Forwarding Agent at the offices shown on the Letter of Transmittal and on the last page of this document.

The Dealer Managers for the Offer are:
In Canada:	In the United States:
BMO Nesbitt Burns Inc. 100 King Street West, 5th Floor Toronto, Ontario M5X 1H3 Telephone: 1-866-880-5425	BMO Capital Markets Corp. 111 West Monroe Street, 20 East Chicago, IL 60603 Telephone: (312) 461-2297
The Depositary for the Offer is: Computershare Investor Services Inc.
By Hand, Courier or Registered Mail:	By Mail:
100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1 Attn: Corporate Actions	P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attn: Corporate Actions
E-mail: corporateactions@computershare.com Telephone: 1-800-564-6253 International: (514) 982-7555
The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:
Computershare Trust Company N.A. By Mail, Registered Mail or Courier 250 Royall Street Canton, Massachusetts 02021
Georgeson, Inc.
100 University Avenue
11th Floor, South Tower,
Toronto, Ontario M5J 2Y1
Toll Free (North America): 1-866-733-9452
Peruvian Toll Free: 0800-53294
Outside North America and Peru,
call collect: (212) 440-9800

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

NOTICE TO SHAREHOLDERS

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY U.S. STATE REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY U.S. STATE REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

        The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror and Chinalco are organized under the laws of the Province of British Columbia and the People's Republic of China, respectively, that their officers and directors and the experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Shareholders may not be able to sue a non-U.S. company or its officers or directors in a court outside the United States for violations of United States federal securities laws. It may be difficult to compel such a company and its affiliates to subject themselves to a United States court's judgment.

        Shareholders should be aware that the purchase by the Offeror of the Common Shares held by them as described herein may have tax consequences in the United States, Canada and elsewhere. Such consequences may not be fully described herein. See Section 18 of the Circular: "United States Federal Income Tax Consequences", and Section 19 of the Circular: "Canadian Federal Income Tax Consequences".

FORWARD-LOOKING STATEMENTS

        Certain statements contained in the accompanying Offer to Purchase and Circular, including under Section 1 of the Circular: "Background to the Offer" and Section 6 of the Circular: "Purpose of the Offer and the Offeror's Plans for Peru Copper", in addition to certain statements contained elsewhere in this document, are "forward-looking statements" and are prospective. These statements may be identified by their use of forward-looking terminology such as the words "expects", "projects", "believes", "anticipates", "intends" or other similar words. Forward-looking statements that are not statements of historical fact. There are a number of important factors that could cause actual results or events to differ materially from those indicated in such forward-looking statements, including: general business and economic conditions globally; commodity prices; industry trends; competition; changes in government and other regulation, including in relation to the environment, health and safety, taxation, labour relations and work stoppages; changes in political and economic stability; the failure to meet certain conditions of the Offer and/or the failure to obtain the required approvals or clearances from regulatory and other agencies and bodies on a timely basis or at all; the possibility of a Material Adverse Change in the affairs of Peru Copper; employee relations and shortages of skilled personnel and contractors; the speculative nature of mineral exploration and development, including the risk of diminishing quantities or grades of mineralization; contests over title to properties; the risks involved in the exploration, development and mining business; disruptions in business operations due to reorganization activities; and interest rate and foreign currency fluctuations. Neither the Offeror nor Chinalco, nor any of their respective affiliates, or their respective directors, officers or advisors provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this document will actually occur. Such forward-looking statements should therefore be construed in light of such factors and Shareholders are cautioned not to place undue reliance on these forward-looking statements. The Offeror and Chinalco disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this Offer to Purchase, except as explicitly required by law.

CURRENCY AND EXCHANGE RATES

        All references in the Offer to Purchase and the Circular to "dollars", "Cdn$" or "$" are to Canadian dollars, unless otherwise indicated. References to "US$" are to United States dollars. On June 22, 2007, the Bank of Canada Noon Rate was Cdn$1.00=US$0.9367.

i

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for Common Shares and is not made for any Options or other rights to acquire Common Shares. Pursuant to the terms of the Support Agreement, Peru Copper has agreed to establish the necessary procedures and documents in order to permit all persons holding Options, whether currently exercisable or not, to exercise such Options effective immediately prior to the Expiry Time, including by causing the vesting of such Options to be accelerated and by way of cashless exercise and settlement of such Options for Common Shares. The exercise of Options will be conditional upon the Offeror announcing its intention to take up and pay for the Common Shares under the Offer. Any holder of Options or other rights to acquire Common Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise the Options or other rights in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer. See Section 3 of the Circular: "Support Agreement — Outstanding Options".

ii

iii

SUMMARY TERM SHEET

Frequently Asked Questions and Answers Regarding the Offer

        The following are some of the questions that you, as a shareholder of Peru Copper, may have, as well as answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase, Circular and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase, Circular and the Letter of Transmittal. As used in these questions and answers, "we" or "us" or "our" refers to Chinalco Canada B.C. Holdings Ltd., the company making the Offer for the Common Shares. Certain capitalized terms are defined in the Glossary.

Who is the Offeror and who is Chinalco?

        The Offeror is Chinalco Canada B.C. Holdings Ltd., a corporation incorporated under the laws of British Columbia. The Offeror is a wholly-owned subsidiary of Chinalco.

        Chinalco is a corporation incorporated under the laws of the People's Republic of China (the "PRC") and is a diversified metals and mining company based in Beijing, China. Chinalco is focused on the Chinese and international aluminum markets but also engages in resource exploration and downstream operations in the fields of copper, rare metals and other non-ferrous metals. Chinalco's largest asset is a 40.46% stake in the Aluminum Corporation of China Ltd. ("Chalco"), the largest producer of primary aluminum in the world. Chalco produced 3.0 million tons of aluminum and 9.2 million tons of alumina in 2006. Chalco's shares trade on stock exchanges in New York, Hong Kong and Shanghai. The market value of Chalco's shares is approximately US$32 billion, making it one of China's largest publicly traded companies.

What is the Offer?

        The Offeror is offering to purchase, upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), all the issued and outstanding Common Shares (other than the Common Shares owned directly or indirectly by the Offeror or its affiliates), including all Common Shares that may become outstanding on the exercise or settlement of Options after the date of the Offer but before the Expiry Date, at a price of Cdn$6.60 in cash for each Common Share (less any applicable withholding taxes and without interest). See Section 1 of the Offer to Purchase: "The Offer".

Why are you making the Offer?

        The Offeror is making the Offer in order to enable the Offeror to acquire control of Peru Copper and ultimately all of the Common Shares. If sufficient Common Shares are validly deposited under the Offer and taken up and paid for, the Offeror intends to, subject to applicable Law, acquire, directly or indirectly, all issued and outstanding Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. In order to effect a Subsequent Acquisition Transaction, the Offeror may seek to cause a special meeting of the Shareholders to be called to consider an amalgamation, plan of arrangement, capital reorganization, consolidation or other transaction as a result of which the Offeror or one of its respective affiliates would, directly or indirectly, acquire all of the remaining Common Shares.

In what currency will the Offer be paid?

        We are offering to pay Cdn$6.60 per Common Share, in cash, less any applicable withholding taxes and without the payment of interest. However, Shareholders depositing Common Shares under the Offer can also elect to receive cash consideration for their Common Shares in U.S. dollars based on the Bank of Canada Noon Rate on the Business Day immediately preceding the date of delivery of payment to the Depositary to pay for such Common Shares. If you wish to receive your cash consideration in U.S. dollars, you must indicate such choice by checking the appropriate box in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Otherwise, the cash payment will be received in Canadian dollars.

Will I have to pay any fees or commissions?

        If you are the owner of record of your Common Shares and you tender your Common Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3 of the Offer to Purchase: "Manner of Acceptance".

Will you have the financial resources to pay for the Common Shares?

        Chinalco has agreed to fund or arrange for the funding of the Offer in an amount sufficient to pay for the acquisition of all Common Shares of Peru Copper pursuant to the Offer and under any Compulsory Acquisition or Subsequent Acquisition Transaction following the completion of the Offer. The Offer is not subject to any financing conditions. See Section 7 of the Circular: "Source of Funds".

How long do I have to decide whether to tender in the Offer?

        Unless the Offer is extended, you will have until 12:00 noon (Toronto time) on July 31, 2007 to tender your Common Shares under the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in the Offer to Purchase. See Section 3 of the Offer to Purchase: "Manner of Acceptance".

What are the most significant conditions to the Offer?

        We have the right to withdraw the Offer or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer unless at the Expiry Time, there have been validly deposited and not withdrawn at least 66 2/3% of the outstanding Common Shares calculated on a Diluted Basis, excluding those Common Shares held directly or indirectly by the Offeror or its affiliates.

        The Offer is subject to additional conditions, including the receipt of all requisite governmental or regulatory consents (including but not limited to the PRC Approval), the non-termination of the Support Agreement and the Lock-Up Agreements, and the non-occurrence of any Material Adverse Change with respect to Peru Copper. See Sections 3 and 4 of the Circular: "Support Agreement" and "Lock-Up Agreements". For a complete list of the conditions to the Offer, see Section 4 of the Offer to Purchase: "Conditions of the Offer".

Can the Offer be extended?

        If the conditions of the Offer have not been satisfied or waived by the Expiry Time, the Offeror may, in its discretion, but subject to applicable Law, extend the period of time during which the Offer remains open. See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer".

How will I be notified if the Offer is extended?

        If the Offeror extends the Offer, the Offeror will provide written notice to the Depositary and will cause the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders. The Offeror will make a public announcement of the extension prior to 9:00 a.m. (Toronto time) on the next business day after the scheduled Expiry Time and provide a copy of the notice to the applicable Securities Authorities. See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer".

How do I tender my Common Shares?

        To tender Common Shares, you must deliver the certificates representing your shares, together with a completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Investor Services Inc., the Depositary or Computershare Trust Company N.A., the U.S. Forwarding Agent for the Offer, at the applicable address set forth in the Letter of Transmittal, prior to the time that the Offer expires.

        If your Common Shares are held in street name (i.e., through a broker, dealer or other nominee) in the United States, the Common Shares can be tendered by your nominee through the Depositary or the U.S. Forwarding Agent.

        You may also accept our Offer pursuant to the procedures for book-entry transfer detailed in the Offer to Purchase and have your Common Shares tendered by your nominee through CDS or DTC at or prior to the Expiry Time. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary prior to the third trading day on the TSX after the Expiry Date. See Section 3 of the Offer to Purchase: "Manner of Acceptance".

Until what time can I withdraw tendered Common Shares?

        You may withdraw all or a portion of your Common Shares tendered to the Offer:

  (a)
  at any time before the Common Shares have been taken up by us;

  (b)
  at any time before,

  (i)
  the expiration of five business days from the date upon which a notice of a material change has occurred in the information contained in the Offer to Purchase or the Circular, each as may be amended from time to time, in the event that such change occurs before the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of the Offer; or

  (ii)
  the expiration of ten business days from the date upon which a notice of a variation in the terms of the Offer that includes an increase or decrease in the consideration offered for the Common Shares or a change in the percentage of Common Shares being sought under the Offer, is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by us at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or Securities Authorities;

  (c)
  if your Common Shares have not been paid for by us within three business days after having been taken up; or

  (d)
  at any time after 60 days from the commencement of the Offer, provided that your Common Shares have not been accepted for payment by us prior to the receipt by the Depositary or the U.S. Forwarding Agent, depending on with whom you originally deposited your Common Shares, of the notice of withdrawal in respect of such Common Shares.

        See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer" and Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

How do I withdraw tendered Common Shares?

        To withdraw tendered Common Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary or the U.S. Forwarding Agent while you still have the right to withdraw the Common Shares. See Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

When and how will I be paid for my tendered Common Shares?

        Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Common Shares promptly after the expiration date of the Offer, but in any event, not later than three Business Days after the Common Shares are taken up, subject to the satisfaction or waiver of the conditions to the Offer. We will pay for your validly tendered and not withdrawn Common Shares by depositing the purchase price with Computershare Investor Services Inc., the Depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely receipt by the Depositary of certificates for such Common Shares (or of a confirmation of a book-entry transfer in the United States or Canada of such Common Shares), a properly completed and duly executed Letter of Transmittal (or agent's message if the transfer is made by book-entry transfer) and any other required documents for such Common Shares. See Section 6 of the Offer to Purchase: "Take Up and Payment for Deposited Common Shares".

Will the Offer be followed by an acquisition of Common Shares not tendered in the Offer?

        If we acquire at least 90% of the then outstanding Common Shares (excluding the Common Shares held directly or indirectly by the Offeror or its affiliates), we intend to exercise our statutory right to acquire the remainder of the Common Shares held by each Shareholder that did not tender its Common Shares on the same terms, including price, as the Common Shares that are acquired under the Offer; provided that any Shareholder that did not accept the Offer may demand payment of the fair value of such Common Shares if it follows the statutory procedures for making such demand.

        If we purchase Common Shares in the Offer that represent at least 66 2/3% of the outstanding Common Shares, excluding those Common Shares held directly or indirectly by the Offeror or its affiliates, we intend to acquire the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions for an amount in cash that equals Cdn$6.60 per Common Share less any applicable withholding taxes and without the payment of interest. See Section 10 of the Circular: "Acquisition of Common Shares Not Deposited".

If at least 66 2/3% of the outstanding Common Shares are tendered and accepted for payment, will Peru Copper continue as a public company?

        In all likelihood, no. If we acquire at least 90% of the then outstanding Common Shares (excluding the Common Shares held directly or indirectly by the Offeror or its affiliates), we intend to proceed with a Compulsory Acquisition as described above. If we acquire at least 66 2/3%, but less than 90% of the outstanding Common Shares (excluding those Common Shares held directly or indirectly by the Offeror or its affiliates), we intend to pursue other means of acquiring, directly or indirectly, the remaining Common Shares, including by way of an amalgamation, statutory arrangement, capital reorganization or other transaction involving Peru Copper and us. We call these transactions "Subsequent Acquisition Transactions". Even if for some reason we do not acquire the remaining Common Shares, if we purchase all of the tendered Common Shares, there may be so few remaining shareholders and publicly held Common Shares that:

  •
  the Common Shares may no longer be eligible to be quoted and traded on the Stock Exchanges or any other securities market or exchange;

  •
  there may not be a public trading market for Common Shares; and

  •
  if permitted by applicable Law, Peru Copper may cease making filings with the applicable Securities Authorities or otherwise cease being required to comply with the applicable Securities Authorities and their respective rules relating to publicly held companies.

        See Section 15 of the Circular: "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

If I decide not to tender my Common Shares, how will the Offer affect my Common Shares?

        If we acquire the Common Shares not purchased in the Offer as described above, shareholders not tendering in the Offer will receive the same amount of cash per Common Share that they would have received had they tendered their Common Shares in the Offer, subject to any appraisal rights properly exercised under Canadian law. Therefore, if such acquisition occurs and you do not perfect your appraisal rights, if any, the only differences to you between tendering your Common Shares and not tendering your Common Shares is that you will be paid earlier if you tender your Common Shares and depending upon how any subsequent acquisition is structured, the proceeds received may be taxed in a different manner. We encourage you to consult your tax advisor regarding the tax consequences of failing to tender your Common Shares. See Section 19 of the Circular: "Canadian Federal Income Tax Consequences". If such acquisition does not occur, however, the number of Shareholders and the number of Common Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Common Shares. Also, as described above, if permitted by applicable Law, Peru Copper may cease making filings with the applicable Securities Authorities or otherwise cease being required to comply with the applicable Securities Authorities and their respective rules relating to publicly held companies. See Section 15 of the Circular: "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

What is the position of the Board of Directors regarding the Offer?

        This is a "friendly" Offer. The Board of Directors, after consultation with its legal and financial advisors and upon receipt of a fairness opinion from its financial advisor, UBS Securities Canada Inc., has unanimously determined that the Offer is fair to the Shareholders of Peru Copper (other than the Offeror and any of its affiliates) and to recommend that Shareholders accept the Offer and tender their Common Shares to the Offer. Canaccord Capital Corporation, acting as financial advisor to the Special Committee of the Board of Directors has also provided an opinion that, as of the date of such opinion and based on and subject to the various assumptions, matters considered and limitations described in its opinion, the Offer is fair, from a financial point of view, to the Shareholders (excluding, for greater certainty, the Offeror and any of its affiliates).

What are the United States federal income tax consequences of tendering Common Shares?

        The receipt of cash by a United States Holder under the Offer (or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction) in exchange for Common Shares will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

        We encourage you to consult your tax advisor regarding the United States federal income and other tax consequences of depositing your Common Shares in our Offer. See Section 18 of the Circular: "United States Federal Income Tax Consequences".

What are the Canadian federal income tax consequences of tendering Common Shares?

        In general, a Shareholder who is a resident in Canada for purposes of the Canadian Tax Act, who deals at arm's length and is not affiliated with Peru Copper or us, who holds Common Shares as capital property and who disposes of such Common Shares under our Offer should realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are less than) the total of the aggregate adjusted cost base to the Shareholder of such Common Shares immediately before the disposition and any reasonable costs of disposition.

        In general, a Shareholder who is a non-resident of Canada for purposes of the Canadian Tax Act, who deals at arm's length and is not affiliated with Peru Copper or us, who holds Common Shares as capital property, who does not use or hold such Common Shares in carrying on a business in Canada and who disposes of such Common Shares under our Offer should not be subject to Canadian federal income tax on any capital gain realized on that disposition unless those shares constitute "taxable Canadian property" (within the meaning of the Canadian Tax Act) to such Shareholder and the gain is not otherwise exempt from tax under the Canadian Tax Act pursuant to an exemption contained in an applicable income tax treaty.

        We encourage you to consult your tax advisor regarding the Canadian federal income and other tax consequences of depositing your Common Shares in our Offer. See Section 19 of the Circular: "Canadian Federal Income Tax Consequences".

Who can I talk to if I have questions about the Offer?

        Questions and requests for assistance may be directed to Computershare Investor Services Inc., as the Depositary, Computershare Trust Company N.A. as U.S. Forwarding Agent for our Offer, or Georgeson, Inc. as Information Agent for the Offer, at their respective addresses and phone numbers shown on the last page of the Circular.

SUMMARY

        The following is only a summary of selected information contained in the Offer Documents and is qualified in its entirety by reference to the detailed provisions of those documents. The information concerning Peru Copper contained in the Offer Documents has been taken from or is based upon publicly available documents or records on file with the Securities Authorities and other public sources of information provided to the Offeror by Peru Copper. Certain capitalized terms used in this summary are defined in the Glossary. Shareholders are urged to read the Offer Documents in their entirety.

The Offer

        The Offer is made by the Offeror for all of the issued and outstanding Common Shares and all rights attached to or appurtenant thereto (other than those Common Shares owned directly or indirectly by the Offeror or its affiliates) and including any Common Shares that may become outstanding after the date of the Offer upon the exercise of outstanding Options. We are offering to pay Cdn$6.60 per Common Share, in cash less any applicable withholding taxes and without the payment of interest. The Offer is open for acceptance until the Expiry Time unless withdrawn or extended by the Offeror. See Section 1 of the Offer to Purchase: "The Offer".

        The Offer is made only for the Common Shares and is not made for any Options or other rights, if any, to purchase or receive Common Shares. Pursuant to the terms of the Support Agreement, Peru Copper has agreed to establish the necessary procedures and documents in order to permit all persons holding Options, whether currently exercisable or not, to exercise such Options effective immediately prior to the Expiry Time, including by causing the vesting of such Options to be accelerated and by way of cashless exercise and settlement of such Options for Common Shares. The exercise of Options will be conditional upon the Offeror announcing its intention to take up and pay for the Common Shares under the Offer. Any holder of Options who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise the Options or other rights in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer. See Section 3 of the Circular: "Support Agreement — Outstanding Options".

        The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer to Purchase: "Conditions of the Offer".

        The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Time for Acceptance

        The Offer is open for acceptance until 12:00 noon (Toronto time) on July 31, 2007, subject to certain rights of extension and withdrawal. See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer", Section 6 of the Offer to Purchase: "Take Up and Payment for Deposited Common Shares" and Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

Recommendation of the Board of Directors

        The Board of Directors, after consultation with its legal and financial advisors, and upon receipt of an opinion from UBS Securities Canada Inc., has unanimously determined that the Offer is fair to the Shareholders (other than the Offeror and any of its affiliates) and to recommend that Shareholders accept the Offer and tender their Common Shares to the Offer. Canaccord Capital Corporation, acting as financial advisor to the Special Committee of the Board of Directors has also provided an opinion that, as of the date of such opinion and based on and subject to the various assumptions, matters considered and limitations described in its opinion, the Offer is fair, from a financial point of view, to the Shareholders (excluding, for greater certainty, the Offeror, and any of its affiliates).

Fairness Opinion

        UBS Securities Canada Inc., the financial advisor to Peru Copper and Canaccord Capital Corporation, the financial advisor to the Special Committee of the Board of Directors have each delivered a fairness opinion to the Board of Directors and the Special Committee of the Board of Directors, respectively, in which both have separately concluded that, as of the date of such opinion and based on and subject to the various assumptions, matters considered and limitations described in such opinion, the Offer is fair, from a financial point of view, to the Shareholders (excluding, for greater certainty, the Offeror and any of its affiliates).

Lock-Up Agreements

        Pursuant to the Lock-Up Agreements, the Locked-Up Shareholders have agreed to deposit under the Offer and not withdraw, subject to certain conditions, all of the Common Shares owned or over which control or direction is exercised by such Locked-Up Shareholders, collectively representing approximately 34% of the outstanding Common Shares on the date of the Lock-Up Agreement (calculated on a Diluted Basis). See Section 4 of the Circular: "Lock-Up Agreements".

Reasons to Accept the Offer

        Shareholders should consider the following factors in making their decision to accept the Offer:

        Attractive offer.    The Offer represents a premium of 21% to Peru Copper's 20-day volume weighted average trading price of $5.45 on the TSX ending on May 23, 2007, the last trading day prior to the date on which Peru Copper announced it had entered into an exclusivity agreement.

        Eliminates Financing Risk.    The Toromocho Project is estimated to require a capital investment of US$1.5 billion to develop, which would create significant financing risk for a single asset company that does not have any existing financing arrangement in place for such development.

        Consideration of Other Alternatives.    Since November 2005, Peru Copper has been conducting a strategic review of the options available to it to maximize the value of the Toromocho Project. Having assessed all available options, the Board of Directors has concluded that the Offer is the best option available to the Shareholders and to the Company.

        Immediate Value and Liquidity.    The Offer is an all cash offer and the Offeror has committed funding for the Offer. The Offer provides Shareholders with certainty of value and liquidity.

        Agreements of Locked-Up Shareholders to Tender.    The Locked-Up Shareholders, including all members of the Board of Directors, collectively owning securities representing approximately 34% of the outstanding Common Shares on the date of the Lock-Up Agreements (calculated on a Diluted Basis), have entered into such agreements with the Offeror pursuant to which they have agreed, among other things, to tender all of the Common Shares they own or control to the Offer.

        Offer at a Time of Historically High Copper Prices.    The value reflected in the Offer is driven, in large part, by the price of copper. Copper prices have recently reached an all time high, driven by a number of factors, including strong industry fundamentals. There is no assurance that commodity prices will continue at their current level or rise. The Offer represents an opportunity for Shareholders to realize on their investment at a time of a relatively high copper prices.

        Opinions of UBS Securities Canada Inc. and Canaccord Capital Corporation.    A written opinion of Canaccord Capital Corporation dated as of June 10, 2007 to the Special Committee of the Board of Directors and a written opinion of UBS Securities Canada Inc. dated as of June 10, 2007 to the Board of Directors have been delivered to the effect that, as at such dates and based upon and subject to the assumptions, matters considered and limitations in each opinion, the Offer is fair, from a financial point of view, to the Shareholders (excluding, for greater certainty, the Offeror and any of its affiliates).

Manner of Acceptance

        Shareholders wishing to accept the Offer must (i) deposit the certificates representing their Common Shares, together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, at the office of the Depositary or the U.S. Forwarding Agent specified in the Letter of Transmittal at or prior to the Expiry Time, (ii) follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Offer to Purchase: "Manner of Acceptance", or (iii) request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Instructions are contained in the Letter of Transmittal that accompanies this Offer to Purchase and Circular. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. The offices of the Depositary and the U.S. Forwarding Agent will be open during normal business hours until the Expiry Time.

        Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase: "Manner of Acceptance".

Conditions of the Offer

        The Offeror reserves the right to withdraw the Offer and not take up and pay for or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer to Purchase: "Conditions of the Offer", are satisfied or waived prior to the Expiry Time by the Offeror. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn, at least 66 2/3% of the Common Shares calculated on a Diluted Basis, excluding those Common Shares directly or indirectly owned by the Offeror or its affiliates, the receipt of all requisite governmental or regulatory consents (including but not limited to the PRC Approval), the non-termination of the Support Agreement and the Lock-Up Agreements, and the non-occurrence of any Material Adverse Change with respect to Peru Copper. All of such conditions are for the exclusive benefit of the Offeror and may be waived by it, in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights that the Offeror may have, provided that the Offeror may not waive or decrease the Minimum Condition to less than 50.01% of the Common Shares then outstanding (calculated on a Diluted Basis) without the prior written consent of the Company. For a complete description of the conditions to the Offer, see Section 4 of the Offer to Purchase: "Conditions of the Offer".

The Offeror and Chinalco

        The Offeror is Chinalco Canada B.C. Holdings Ltd., a corporation incorporated under the laws of British Columbia. The Offeror is a wholly-owned subsidiary of Chinalco. The Offeror has not carried on any business prior to the date of the Offer other than in respect of matters related to the making of the Offer and the Private Placement. See Section 3 of the Circular: "Support Agreement — Private Placement" and Section 8 of the Circular: "The Offeror and Chinalco".

        Chinalco is a corporation incorporated under the laws of the PRC and is a diversified metals and mining company based in Beijing, China. Chinalco is focused on the Chinese and international aluminium markets but also engages in resource exploration and downstream operations in the fields copper, rare metals and other non-ferrous metals. See Section 8 of the Circular: "The Offeror and Chinalco".

Peru Copper

        Peru Copper was incorporated on February 24, 2004 under the CBCA, and is a holding company that through its subsidiaries, is engaged in the acquisition and exploration of potentially mineable deposits of copper in Peru. Peru Copper beneficially owns, directly or indirectly or exercises control or direction over 100% of Peru

Copper Syndicate, Ltd. (Cayman Islands), Minera Peru Copper S.A. (Peru) and Minera Centenario S.A.C. (Peru).

        On June 11, 2003, Minera Peru Copper S.A. entered into the Toromocho Option Agreement with Empresa Minera del Centro del Peru S.A., a Peruvian state-owned mining company, also known as "Centromin", which expires on June 11, 2008. The Toromocho Option Agreement gives Peru Copper exploration rights and an option to acquire development rights and other related assets with respect to mineral concessions located in Morococha, a historical mining district in central Peru. On December 15, 2006, Centromin assigned its rights and obligations under the Toromocho Option Agreement to Activos Mineros S.A.C., another Peruvian state-owned mining company.

        The registered office of Peru Copper is Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3C2 and its head office is Suite 1050, 625 Howe Street, Vancouver, British Columbia, Canada V6C 2T6.

Purpose of the Offer and Acquisition of Common Shares Not Deposited

        The purpose of the Offer is to enable the Offeror to acquire control of Peru Copper and ultimately all of the Common Shares. If the Offeror acquires at least 90% of the then outstanding Common Shares (excluding the Common Shares held directly or indirectly by the Offeror or its affiliates), the Offeror may acquire the remaining Common Shares pursuant to the compulsory acquisition procedures contained in the CBCA. If the Offeror acquires less than 90% of the then outstanding Common Shares (excluding the Common Shares held directly or indirectly by the Offeror or its affiliates), the Offeror currently intends to avail itself of such other corporate actions or proceedings as may be legally available, including a Subsequent Acquisition Transaction, to acquire the remaining Common Shares without the consent of all the holders thereof. See Section 10 of the Circular: "Acquisition of Common Shares Not Deposited".

Payments for Deposited Common Shares

        If all of the conditions referred to under Section 4 of the Offer to Purchase: "Conditions of the Offer", have been satisfied or waived by the Offeror, the Offeror will (unless the Offeror shall have withdrawn or terminated the Offer) become obligated to promptly take up all Common Shares validly deposited under the Offer and not withdrawn and in any event not later than three Business Days after the Expiry Date. Any Common Shares taken up will be paid for promptly, but in any event, not later than three Business Days after they are taken up. Any Common Shares deposited under the Offer subsequent to the date on which the Offeror first takes up and pays for Common Shares deposited under the Offer will be taken up and paid for by the Offeror within ten Business Days of such deposit. See Section 6 of the Offer to Purchase: "Take Up and Payment for Deposited Common Shares".

Rights to Withdraw

        All deposits of Common Shares pursuant to the Offer are irrevocable except as provided in Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

Regulatory Matters

        The Offeror's obligation to take up and pay for the Common Shares is conditional on all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any Securities Authorities and the PRC Approval) that are necessary in connection with the Offer having been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws having expired or been terminated. See Section 17 of the Circular: "Regulatory Matters".

United States Federal Income Tax Consequences

        The receipt of cash by a United States Holder under the Offer (or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction) in exchange for Common Shares will be a taxable transaction for

United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax Laws. We encourage you to consult your tax advisor regarding the United States federal income and other tax consequences of depositing your Common Shares in our Offer. See Section 18 of the Circular: "United States Federal Income Tax Consequences".

Canadian Federal Income Tax Consequences

        In general, a Shareholder who is a resident in Canada, who deals at arm's length and is not affiliated with Peru Copper or us, who holds Common Shares as capital property for purposes of the Canadian Tax Act, and who disposes of such Common Shares under our Offer should realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are less than) the total of the aggregate adjusted cost base to the Shareholder of such Common Shares immediately before the disposition and any reasonable costs of disposition.

        In general, a Shareholder who is a non-resident of Canada for purposes of the Canadian Tax Act, who deals at arm's length and is not affiliated with Peru Copper or us, who holds Common Shares as capital property, who does not use or hold such Common Share in carrying on a business in Canada and who disposes of such Common Shares under our Offer should not be subject to Canadian federal income tax on any capital gain realized on that disposition unless those shares constitute "taxable Canadian property" (within the meaning of the Canadian Tax Act) to such Shareholder and the gain is not otherwise exempt from tax under the Canadian Tax Act pursuant to an exemption contained in an applicable income tax treaty.

        We encourage you to consult your tax advisor regarding the Canadian federal income and other tax consequences of depositing your Common Shares in our Offer. See Section 19 of the Circular: "Canadian Federal Income Tax Consequences".

Depositary, U.S. Forwarding Agent and Information Agent

        Computershare Investor Services Inc. is acting as Depositary, Computershare Trust Company N.A. is acting as U.S. Forwarding Agent for the Offer and Georgeson, Inc. is acting as Information Agent. The Depositary and U.S. Forwarding Agent will receive deposits of Common Shares and accompanying Letters of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), as well as Notices of Guaranteed Delivery at the addresses specified in the Letter of Transmittal and the Notice of Guaranteed Delivery. The Depositary will be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer.

        Shareholders should contact the Depositary, the U.S. Forwarding Agent, the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the U.S. Forwarding Agent.

        If you have any questions concerning the information contained within this Circular, please contact the Information Agent, Georgeson Inc., at one of the numbers listed on the last page of the Circular.

        See Sections 2, 3 and 6 of the Offer to Purchase: "Time for Acceptance", "Manner of Acceptance" and "Take Up and Payment for Deposited Common Shares" and Section 23 of the Circular: "Depositary, U.S. Forwarding Agent, Dealer Managers and Information Agent".

Stock Exchange Listing

        The Common Shares are listed on the TSX under the trading symbol "PCR" and on the AMEX and the BVL under the trading symbol "CUP". See Section 9 of the Circular: "Peru Copper — Price Ranges and Trading Volumes of Common Shares". As a result of the acceptance of the Offer by holders of the Common Shares, it is possible that the Common Shares will no longer meet the minimum listing requirements of the Stock Exchanges. If the Offer is successful, the Offeror intends to delist the Common Shares from the Stock Exchanges. See Section 15 of the Circular: "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

GLOSSARY

        In the Summary Term Sheet, the Summary, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined therein.

"affiliate" has the meaning ascribed to that term in the CBCA;

"Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that DTC has received an express acknowledgement from a participant in DTC depositing the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant;

"allowable capital loss" has the meaning ascribed thereto in Section 19 of the Circular: "Canadian Federal Income Tax Consequences";

"Alternative Transaction" means (a) any acquisition, merger, arrangement, amalgamation, share exchange, take-over bid, business combination, reorganization, recapitalization, consolidation, issuer bid, liquidation, dissolution or winding-up in respect of or involving, directly or indirectly, the Company or any of its subsidiaries (other than in conjunction with a Pre-Acquisition Reorganization); (b) any sale, acquisition, license, strategic alliance, joint venture, farm-in, earn-in, lease, supply agreement or other arrangement of or involving a material amount of assets of the Company or any of its subsidiaries; (c) any transaction agreed to by the Company that would result in any Person acquiring any securities of any of the subsidiaries of the Company or 20% or more of the outstanding voting securities or other equity interests of the Company or any securities of the subsidiaries of the Company; (d) any similar business combination or transaction of or involving the Company or any of its subsidiaries, other than with the Offeror or its Affiliates; or (e) any proposal or offer to do, or public announcement of an intention to do, any of the foregoing with or from any Person, other than the Offeror or its Affiliates;

"AMEX" means the American Stock Exchange;

"AMF" means the Autorité des marchés financiers (Québec);

"AMF Regulation Q-27" means Regulation Q-27 — Respecting Protection of Minority Securityholders in the Course of Certain Transactions of the AMF;

"BMO Capital Markets" means BMO Nesbitt Burns Inc. and its affiliates;

"Board of Directors" means the board of directors of Peru Copper;

"Book-Entry Confirmation" means confirmation of a book-entry transfer of a Shareholder's Common Shares into the Depositary's account at CDS or DTC, as applicable;

"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in Vancouver, British Columbia or Toronto, Ontario, except for the purpose of any notice to be given under the Support Agreement, in which case a Business Day means any day excepting a Saturday, Sunday or statutory holiday in Vancouver, British Columbia, Toronto, Ontario or the People's Republic of China;

"BVL" means the Lima Stock Exchange;

"Canadian Tax Act" means the Income Tax Act (Canada), as amended;

"CBCA" means the Canada Business Corporations Act;

"CDS" means the Canadian Depositary for Securities Limited;

"CDSX" means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

"Chalco" means Aluminum Corporation of China Ltd., which is 40.46% owned by Chinalco;

"Chinalco" means Aluminum Corporation of China, a corporation incorporated under the laws of the People's Republic of China;

"Circular" means the take-over bid circular accompanying the Offer to Purchase and forming part hereof;

"Code" has the meaning ascribed thereto in Section 18 of the Circular: "United States Federal Income Tax Consequences";

"Common Shares" means the common shares in the capital of Peru Copper as constituted on the date hereof and all rights attached or appurtenant thereto;

"Company" means Peru Copper Inc., a corporation incorporated under the CBCA;

"Competition Act" means the Competition Act (Canada), as amended;

"Compulsory Acquisition" has the meaning ascribed thereto in Section 10 of the Circular under the heading "Acquisition of Common Shares Not Deposited — Compulsory Acquisition";

"CRA" means the Canada Revenue Agency;

"Dealer Managers" means, in Canada, BMO Nesbitt Burns Inc. and, in the United States, BMO Capital Markets Corp.;

"Depositary" means Computershare Investor Services Inc. at the address specified in the Letter of Transmittal and on the last page of this document;

"Diluted Basis" means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding Options are exercised including, for the purpose of this calculation, all Common Shares issuable upon the exercise of the Options, whether vested or unvested;

"Dissenting Offeree" has the meaning ascribed thereto in Section 10 of the Circular: "Acquisition of Common Shares Not Deposited — Compulsory Acquisition";

"DTC" means the Depositary Trust Company;

"Eligible Institution" means a Canadian Schedule 1 chartered bank, a major trust company in Canada, a member of the Securities Transfer Association Medallion Program ("STAMP"), a member of the Stock Exchange Medallion Program ("SEMP") or a member of the New York Stock Exchange Inc. Medallion Signature Program ("MSP"), where the members of these programs are usually members of a recognized stock exchange in the United States or Canada, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Expiry Date" means July 31, 2007 or such other date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase: "Extension and Variation of the Offer";

"Expiry Time" means 12:00 noon (Toronto time) on the Expiry Date or such other time or times as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase: "Extension and Variation of the Offer";

"Financial Advisor" means UBS Securities Canada Inc., the financial advisor to Peru Copper and Canaccord Capital Corporation, the financial advisor to the Special Committee of the Board of Directors;

"General PFIC Rules" has the meaning ascribed thereto in Section 18 of the Circular: "United States Federal Income Tax Consequences";

"Government Authority" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, council, board, bureau or agent, domestic or foreign; (b) any subdivision agent, commission, commissioner, board or authority of any of the foregoing; (c) any self-regulatory authority, including the TSX, AMEX and the BVL; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Information Agent" means Georgeson, Inc.;

"Investment Canada Act" means the Investment Canada Act, as amended;

"Laws" means all laws (including common law), conventions, by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, injunctions, notes, certificates or other requirements, whether domestic or foreign, supranational, national, provincial, state, municipal or local and the terms and conditions of any grant of approval, permission, authority or license of any Government Authority and the term "applicable" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

"Letter of Transmittal" means the letter of transmittal in the form printed on blue paper accompanying the Offer to Purchase and Circular;

"Loan Facility" means the loan commitment received by Chinalco from China Exim Bank in relation to the acquisition of Peru Copper, dated June 21, 2007;

"Locked-Up Shareholders" means, the members of the Board of Directors, being David Lowell, Catherine McLeod-Seltzer, David DeWitt, George Ireland, Gerald Wolfe, John Fairchild, Carl Renzoni, Thomas O'Neil, and Miguel Grau, and certain other shareholders of Peru Copper, being Sunbeam Opportunities Limited, Companìa Holdings, Inc., Tangent International Limited, Geologic Resource LP, Geologic Resource Fund Ltd., Fisherking Holdings Ltd., Preble Family Trust, Bernie De Groot, Kelly De Groot, Chris De Groot, Marcel De Groot, Eric Peitz, Thomas White, Armando Arrieta, Paul Stein, Patrick DeWitt and Ranchu Copper Investments Limited;

"Lock-Up Agreements" mean the Lock-Up agreements between the Offeror and the Locked-Up Shareholders as described in Section 4 of the Circular: "Lock-Up Agreements";

"Material Adverse Change" means any change, effect, event, development or occurrence (whether absolute, accrued, conditional, or contingent) which is, or could reasonably be expected to be, material and adverse to the business, operations, properties, results of operations, assets, liabilities, obligations, condition (financial or otherwise), capitalization, prospects, claims, rights or privileges (whether contractual or otherwise) of Peru Copper (on a consolidated basis), other than a change, effect, event, development or occurrence: (a) relating to political, economic or financial conditions in general; (b) relating to the state of securities or currency exchange markets in general; (c)relating to the industry in which Peru Copper and its subsidiaries operates and not to Peru Copper or its subsidiaries in any specific manner; (d) relating to a change in the market trading price of the Common Shares either: (i) related to the Support Agreement and the Offer to Purchase or the announcement thereof; or (ii) related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Change under clauses (a), (b), (c), (d), (e) or (f) hereof; (e) relating to any of the principal markets served by Peru Copper's business general or shortages or price changes with respect to raw materials, metals or other products (including but not limited to copper) used or sold by the Company; (f) relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against the Company or any of its subsidiaries), or in applicable generally accepted accounting principles; (g) relating to the rates of exchange between the Canadian Dollar and the US Dollar, however the exceptions in clauses (a), (b), (c), (e) and (f) only apply where such change, effect, event, development or occurrence does not primarily relate only to Peru Copper and its subsidiaries and has not and is not reasonably expected to have a disproportionate effect on Peru Copper and its subsidiaries, taken as a whole, as compared to other Persons in the industry in which Peru Copper and its subsidiaries operate.

"Minimum Condition" has the meaning ascribed thereto in subsection (a) of Section 4 of the Offer to Purchase: "Conditions of the Offer";

"Non-Completion Fee" has the meaning ascribed thereto in Section 3 of the Circular: "Support Agreement";

"Non-Resident Holder" has the meaning ascribed thereto in Section 19 of the Circular: "Canadian Federal Income Tax Consequences";

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer to Purchase and Circular;

"Offer Documents" means, collectively, the Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery;

"Offer Period" means the period commencing on June 25, 2007 and ending at the Expiry Time;

"Offer to Purchase" means the offer to purchase Common Shares made hereby to the Shareholders;

"Offeror" means Chinalco Canada B.C. Holdings Ltd., a corporation incorporated under the laws of the Province of British Columbia;

"Offeror's Notice" has the meaning ascribed thereto in Section 10 of the Circular: "Acquisition of Common Shares Not Deposited — Compulsory Acquisition";

"Option Shares" has the meaning ascribed thereto in Section 4 of the Circular: "Lock-Up Agreements";

"Options" means the outstanding options to acquire Common Shares pursuant to the Company's stock option plan;

"OSC" means the Ontario Securities Commission;

"OSC Rule 61-501" means Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions;

"Other Securities" has the meaning ascribed thereto in Section 3 of the Offer: "Manner of Acceptance — Power of Attorney";

"Person" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

"Peru Copper" means Peru Copper Inc., a corporation incorporated under the CBCA on February 24, 2004, and, where the context requires, its subsidiaries and joint ventures;

"PFIC" means a passive foreign investment company for United States federal income tax purposes;

"PRC" means the People's Republic of China;

"PRC Approval" means any filings with, applications to or consents or approvals from any Government Authority within the PRC with respect to the Offer, including but not limited to the Ministry of Commerce, the Ministry of Land and Resources, the National Development Reform Committee, the State Administration for Foreign Exchange, the State-owned Assets Supervision and Administration Commission, and any other related entities;

"Pre-Acquisition Reorganization" means the reorganization of the Company's business, operations and assets or such other transactions as the Offeror may request, acting reasonably and which the Company must put into effect and cooperate with the Offeror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre-Acquisition Reorganizations (A) do not result in any breach by the Company of any existing contract or commitment of the Company or by Law; (B) is not prejudicial to the Company in any material respect; (C) does not result in any breach by the Company of any of its covenants, representations or warranties under the Support Agreement (unless the Offeror has waived such breach in respect of such request) and is not materially prejudicial to the Shareholders;

"Prior PFIC Year" has the meaning ascribed thereto in Section 19 of the Circular: "United States Federal Income Tax Consequences";

"Private Placement" has the meaning ascribed thereto in Section 3 of the Circular: "Support Agreement";

"Proposed Amendments" has the meaning ascribed thereto in Section 19 of the Circular: "Canadian Federal Income Tax Consequences";

"Purchased Securities" has the meaning ascribed thereto in Section 3 of the Offer: "Manner of Acceptance — Power of Attorney";

"QEF" means a timely qualified electing fund election for United States federal income tax purposes;

"SEC" means the United States Securities and Exchange Commission;

"Securities Authorities" means the TSX, AMEX, the BVL and the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof, the United States Securities and Exchange Commission, the Comision Nacional Supervisors de Empress y Valores ("CONASEV") in Peru and any applicable state securities regulatory authorities and any similar foreign authorities having jurisdiction over the Company or its subsidiaries;

"Securities Laws" means the securities laws, rules, regulations and published policies and national instruments of each of the provinces and territories of Canada and applicable federal and state securities laws of the United States and the rules of the TSX and AMEX;

"Shareholders" means the holders of Common Shares;

"Soliciting Dealer Group" has the meaning ascribed thereto in Section 23 of the Circular: "Depositary, U.S. Forwarding Agent, Dealer Managers and Information Agent";

"Special Committee" means the special committee of the Board of Directors;

"Stock Exchanges" means the TSX, the AMEX and the BVL;

"Subsequent Acquisition Transaction" has the meaning ascribed thereto in Section 10 of the Circular under "Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transactions";

"subsidiary" has the meaning set forth in the CBCA, unless otherwise indicated;

"Superior Proposal" means any bona fide unsolicited written proposal to Peru Copper or its Shareholders (in respect of which Peru Copper has been notified) for an Alternative Transaction (a) which, in the opinion of the Board of Directors, acting reasonably, and in good faith and after receiving the advice of its Financial Advisor and outside legal advisors, constitutes a commercially feasible transaction taking into account all legal, financial, regulatory and other aspects of such proposal and the party making the proposal, (b) which is not subject to any financing condition and for which adequate financial arrangements have been made to ensure that the required funds or other consideration will be available to effect payment in full for the Common Shares or otherwise complete such transaction, (c) which is not subject to any due diligence and/or access condition, (d) which did not result from a breach of Section 6.4 of the Support Agreement (which relates to non-solicitation obligations), (e) which could be carried out or completed without undue delay and within a time frame that is reasonable in the circumstances, (f) which if consummated, would result in the Shareholders receiving a greater cash consideration per Common Share than contemplated by the Offer or, in the case of an Alternative Transaction including consideration other than cash, which, based on advice of the Financial Advisor, would result in a transaction more favourable to the Shareholders from a financial point of view than the Offer; and (g) in respect of which the Board of Directors determines in good faith (after receipt of advice from the Financial Advisor and its outside legal counsel) that failure to recommend such Alternative Transaction would be inconsistent with the fiduciary duties of the directors;

"Support Agreement" means the agreement dated June 10, 2007 between Chinalco and Peru Copper relating to the Offer, as amended and more particularly described in Section 3 of the Circular under the heading "Support Agreement";

"Take-up Date" means the date that the Offeror first takes up and acquires Common Shares pursuant to the Offer and in the event the Offer is extended, any subsequent date on which the Offeror takes up and acquires Common Shares pursuant to the Offer;

"taxable capital gain" has the meaning ascribed thereto in Section 19 of the Circular: "Canadian Federal Income Tax Consequences";

"Taxes" includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Government Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Government Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and other government pension plan premiums or contributions;

"Toromocho Option Agreement" means the Transfer Option Agreement of mining concessions dated June 11, 2003 entered into by and between Empresa Minera Del Centro Del Peru S.A. and Minera Peru Copper Syndicate S.A. (predecessor name to Minera Peru Copper S.A.), as amended according to public dates dated November 12, 2003, August 26, 2004 and June 23, 2006 and as subsequently assigned on December 15, 2006 by Empresa Minera del Centro del Peru S.A. to Activo Mineros S.A.C;

"Toromocho Project" means a porphyry copper, potentially open pittable, mineral deposit situated in the Morococha district in central Peru, including the associated mining concessions, rights of use, easements, buildings, water licenses, existing technical information and all other assets that are the subject of the Toromocho Option Agreement;

"TSX" means the Toronto Stock Exchange;

"U.S." or "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

"U.S. Forwarding Agent" means Computershare Trust Company N.A. at the address specified in the Letter of Transmittal and on the last page of this document; and

"United States Holder" has the meaning ascribed thereto in Section 18 of the Circular: "United States Federal Income Tax Consequences".

OFFER TO PURCHASE

TO: THE SHAREHOLDERS OF PERU COPPER INC.

1.     THE OFFER

        The Offeror hereby offers to purchase, during the Offer Period and on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Common Shares (other than the Common Shares owned directly or indirectly, by the Offeror or its affiliates), including Common Shares which may become outstanding after the date of the Offer on the exercise or settlement of outstanding Options, at a price of Cdn$6.60 in cash for each Common Share less any applicable withholding taxes, if any.

        The Offer is made only for the Common Shares and is not made for any Options or other rights, if any, to purchase or receive Common Shares. Pursuant to the terms of the Support Agreement, Peru Copper has agreed to establish the necessary procedures and documents in order to permit all persons holding Options, whether currently exercisable or not, to exercise such Options effective immediately prior to the Expiry Time, including by causing the vesting of such Options to be accelerated and by way of cashless exercise and settlement of such Options for Common Shares. The exercise of Options will be conditional upon the Offeror announcing its intention to take up and pay for the Common Shares under the Offer. Any holder of Options who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise the Options in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer. See Section 3 of the Circular: "Support Agreement — Outstanding Options".

        The Board of Directors, after consultation with its legal and financial advisors, and upon receipt of an opinion from UBS Securities Canada Inc., has unanimously determined that the Offer is fair to the Shareholders (other than the Offeror and any of its affiliates) and to recommend that such Shareholders accept the Offer and tender their Common Shares to the Offer. Canaccord Capital Corporation, acting as financial advisor to the Special Committee of the Board of Directors has also provided an opinion that, as of the date of such opinion and based on and subject to the various assumptions, matters considered and limitations described in its opinion, the Offer is fair, from a financial point of view, to the Shareholders (excluding, for greater certainty, the Offeror and any of its affiliates).

        The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to various conditions. See Section 4 of the Offer to Purchase: "Conditions of the Offer". If such conditions are satisfied or waived, the Offeror will take up and pay for the Common Shares duly deposited and not withdrawn under the Offer in accordance with the terms of the Offer.

        Depositing Shareholders will not be obliged to pay brokerage fees or commissions if they are the record owner of the Common Shares and if they accept the Offer by depositing their Common Shares directly with the Depositary. For Shareholders who hold Common Shares through a broker or other nominee, their broker may charge a commission to the Shareholder in connection with the tender of such Common Shares under the Offer. See Section 23 of the Circular: "Depositary, U.S. Forwarding Agent, Dealer Managers and Information Agent".

        The Offer is not being made, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

        The accompanying Glossary, Circular, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer to Purchase and contain important information that should be read carefully before making a decision with respect to the Offer.

2.     TIME FOR ACCEPTANCE

        The Offer is open for acceptance until, but not later than, the Expiry Time, being 12:00 noon (Toronto time) on July 31, 2007, unless withdrawn by the Offeror. The Offer may be extended at the Offeror's sole discretion, subject to the terms of the Support Agreement. See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer".

3.     MANNER OF ACCEPTANCE

Letter of Transmittal

        The Offer may be accepted by delivering the following documents to the Depositary or the U.S. Forwarding Agent at any of the offices identified on the Letter of Transmittal and on the back cover of the Offer to Purchase and Circular, so as to be received at or prior to the Expiry Time:

  (a)
  the certificate or certificates representing the Common Shares in respect of which the Offer is being accepted;

  (b)
  a Letter of Transmittal (printed on blue paper) in the form accompanying the Offer to Purchase and Circular properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

  (c)
  any other documents required by the instructions set out in the Letter of Transmittal.

        Participants of CDS or DTC should contact the Depositary with respect to the deposit of their Common Shares under the Offer. CDS and DTC will be issuing instructions to its participants as to the method of depositing such Common Shares under the terms of the Offer.

        In addition, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery described below under the heading "Procedures for Guaranteed Delivery".

        The Offer will be accepted only if the Depositary or the U.S. Forwarding Agent has actually received these documents at or prior to the Expiry Time. The method of delivery of certificates, the Letter of Transmittal and all other required documents is at the sole election and risk of the Shareholder. If delivery is by mail, it is recommended that Shareholders use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery to the Depositary or U.S. Forwarding Agent, as applicable.

Book-Entry Delivery

        Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder's Common Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

        Shareholders, and their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary's account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore any book-based transfer of Common Shares into the Depositary's account at CDS in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the Offer.

        Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent's Message in respect thereof, or a properly completed and executed Letter of Transmittal, including a signature guarantee if required, and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder's Common Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, as noted above, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent's Message in respect thereof, or a Letter of Transmittal, properly completed and executed (including a signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures do not constitute delivery to the Depositary. Such documents or Agent's Message should be sent to the Depositary and should not be sent to the U.S. Forwarding Agent.

Procedures for Guaranteed Delivery

        If a Shareholder wishes to deposit Common Shares pursuant to the Offer and: (i) the certificates representing such Common Shares are not immediately available; (ii) such Shareholder cannot deliver the certificates and all other required documents to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time, or (iii) the procedures for book-entry delivery cannot be completed prior to the Expiry Time, such Common Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

  (a)
  the deposit is made by or through an Eligible Institution;

  (b)
  a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular (or a facsimile thereof) properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

  (c)
  the certificate(s) representing all deposited Common Shares, together with a properly completed and duly executed Letter of Transmittal relating to such Common Shares, with any required signature guarantees, or a Book-Entry Confirmation with respect to the deposited Common Shares (and in the case of a book-entry transfer into the Depositary's account at DTC, either a properly completed and duly executed Letter of Transmittal or an Agent's Message) and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery at or prior to 12:00 noon (Toronto time) on the third trading day on the TSX after the Expiry Date.

        The Notice of Guaranteed Delivery may be delivered by hand or courier or transmitted by facsimile transmission or mailed to the Depositary so as to be received by the Depositary at the address set forth in the Notice of Guaranteed Delivery no later than the Expiry Time.

Signature Guarantees

        Except as otherwise provided in the instructions to the Letter of Transmittal, all signature(s) on a Letter of Transmittal and on certificates representing Common Shares and, if necessary, on the Notice of Guaranteed Delivery, must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered owner(s) of the Common Shares deposited therewith, and in certain other circumstances as set forth in the Letter of Transmittal, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered owner(s), with the signature(s) on the endorsement panel or securities transfer power of attorney guaranteed by an Eligible Institution.

Other Manner of Acceptance

        In addition to the above, the Offeror may, in its sole discretion (but without any obligation to do so) make arrangements for other manner of acceptance of the Offer in any jurisdiction outside of Canada or the United States.

Currency of Payment

        The cash payable under the Offer will be denominated in Canadian dollars. However, Shareholders depositing Common Shares under the Offer can also elect to receive the cash consideration for their Common Shares in U.S. dollars based on the Bank of Canada Noon Rate on the Business Day immediately preceding the date of delivery of payment to the Depositary to pay for such Common Shares. If a Shareholder wishes to receive their cash consideration in U.S. dollars, such Shareholder must indicate such choice by checking the appropriate box in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Otherwise, the cash payment will be received in Canadian dollars.

Power of Attorney

        The execution of a Letter of Transmittal (or, in the case of Common Shares deposited by book-entry transfer, the making of the book-entry transfer into the Depositary's account at CDS or the transmission of an Agent's Message in connection with a book-entry transfer into the Depositary's account at DTC) irrevocably constitutes and appoints each officer of the Depositary and each officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the Common Shares covered by the Letter of Transmittal, or on whose behalf a book-entry transfer is made and/or Agent's Message sent, with respect to Common Shares registered in the name of the holder on the books of Peru Copper and deposited pursuant to the Offer and purchased by the Offeror (the "Purchased Securities"), and with respect to any and all dividends (other than certain cash dividends), distributions, payments, securities, rights, warrants, assets or other interests (collectively, "Other Securities"), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date of the Offer, except as otherwise indicated in Section 9 of the Offer to Purchase: "Changes in Capitalization, Distribution and Liens".

        The power of attorney granted irrevocably upon execution of a Letter of Transmittal (or in connection with a book-entry transfer of Common Shares into the Depositary's account at CDS or the transmission of an Agent's Message in connection with a book-entry transfer into the Depositary's account at DTC) shall be effective on and after the Take-Up Date, with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to:

  (a)
  register or record the transfer and/or cancellation of Purchased Securities and Other Securities on the share registers of Peru Copper;

  (b)
  transfer ownership of the Purchased Securities on the account books maintained by DTC, together, in any such case, with all accompanying evidence of transfer and authenticity, to or upon the order of the Offeror;

  (c)
  execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of such Purchased Securities and Other Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any person or persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of Peru Copper;

  (d)
  execute, endorse and negotiate any cheques or other instruments representing any Other Securities payable to the holder of such Purchased Securities; and

  (e)
  exercise any rights of a holder of Purchased Securities and Other Securities with respect to such Purchased Securities and Other Securities, all as set forth in the Letter of Transmittal.

        A Shareholder who executes a Letter of Transmittal or who deposits Common Shares by making a book-entry transfer into the Depositary's account at CDS or who causes an Agent's Message to be transmitted in connection with a book-entry transfer into the Depositary's account at DTC also agrees, effective on and after the Take-Up Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of Shareholders or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Securities or Other Securities and to designate in such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney in fact) or consents given by the holder of such Purchased

Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies or authorizations or consents may be given by such person with respect thereto.

General

        A Shareholder accepting the Offer (including a Shareholder that accepts the Offer by making a book-entry transfer into the Depositary's account at CDS or, in the case of a book-entry transfer into the Depositary's account at DTC, is deemed, in either case to have completed and submitted a Letter of Transmittal) covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities or Other Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

        The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that:

  (a)
  the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made into the Depositary's account at CDS or, in the case of a book-entry transfer into the Depositary's account at DTC, on whose behalf an Agent's Message is transmitted, has full power and authority to deposit, sell, assign and transfer the deposited Common Shares and any Other Securities being deposited;

  (b)
  the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made into the Depositary's account at CDS or, in the case of a book-entry transfer into the Depositary's account at DTC, on whose behalf an Agent's Message is transmitted, owns the Common Shares and any Other Securities being deposited;

  (c)
  the deposited Common Shares and Other Securities have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Common Shares and Other Securities, to any other person;

  (d)
  the deposit of the Common Shares and Other Securities complies with applicable Laws; and

  (e)
  when the Common Shares and Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

        In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of the certificates representing the Common Shares or book-entry transfer of Common Shares into the appropriate account, a Letter of Transmittal properly completed and duly executed covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, or an Agent's Message in connection with a book-entry transfer into the Depositary's account with DTC, and any other required documents.

        All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects of irregularities in any deposit of any Common Shares. The Offeror, the Depositary, the U.S. Forwarding Agent, or any other person are under no duty or obligation to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

4.     CONDITIONS OF THE OFFER

        The Offeror will have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, the Common Shares deposited under the Offer unless all of the following conditions are satisfied or the Offeror has waived them at or prior to the relevant Expiry Time:

  (a)
  there shall have been validly deposited under the Offer and not withdrawn as at the Expiry Time of the Offer, such number of Common Shares which represents at least 66 2/3% of the issued and outstanding Common Shares calculated on a Diluted Basis, excluding any Common Shares directly or indirectly owned by the Offeror prior to the Expiry Time of the Offer (the "Minimum Condition");

  (b)
  all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any Stock Exchanges or Securities Authorities and the PRC Approval) that in the Offeror's judgment, acting reasonably, are necessary or desirable in connection with and required by applicable Law to complete the Offer shall have been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws shall have expired or been terminated;

  (c)
  the Offeror shall have determined, acting reasonably, that: (i) no act, action, suit, demand or proceeding shall have been threatened in writing or taken before or by any Canadian or foreign Government Authority or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere whether or not having the force of Law; and (ii) no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

  (A)
  to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares;

  (B)
  which, if the Offer was consummated, would reasonably be expected to lead to a Material Adverse Change or which would adversely affect the ability of the Offeror to effect a Subsequent Acquisition Transaction;

  (C)
  which would prevent or materially delay the completion of the acquisition by the Offeror of the Common Shares pursuant to a Subsequent Acquisition Transaction; or

  (D)
  seeking to prohibit or limit the ownership or operation by the Offeror of any material portion of the business or assets of the Company or its subsidiaries to compel the Offeror or its subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries as a result of the Offer (or any Subsequent Acquisition Transaction);

  (d)
  there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any Shares deposited under the Offer;

  (e)
  the Company shall have performed all obligations and covenant in all material respects set forth in the Support Agreement and the representations and warranties by the Company in the Support Agreement are true and accurate in all material respects;

  (f)
  the Support Agreement shall not have been terminated, and no event shall have occurred that, with notice or lapse of time or both, gives the Offeror the right to terminate the Support Agreement;

  (g)
  the Lock-Up Agreements shall not have been terminated and shall have been complied with, and no event shall have occurred that, with notice or lapse of time or both, gives the Offeror the right to terminate the Lock-Up Agreements;

  (h)
  there shall not have occurred any Material Adverse Change since the date of the Support Agreement;

  (i)
  the Offeror shall not have become aware after the date the Support Agreement became effective of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any documents or information filed by or on behalf of the Company as required by the applicable Securities Authorities under applicable Laws since July 1, 2004, which the Offeror shall have determined in its reasonable judgment constitutes or results in a Material Adverse Change with respect to the Company; and

  (j)
  the Board of Directors shall not have changed, modified or withdrawn any recommendation made by it that the Shareholders accept the Offer or issued a recommendation or communication that has substantially the same effect.

        The foregoing conditions shall be for the exclusive benefit of the Offeror, and may be asserted by the Offeror, in its sole discretion, at any time.

        Except for the condition in paragraph (a) above (which the Offeror may not waive or decrease to less than 50.01% of the Common Shares then outstanding (calculated on Diluted Basis) without the prior written consent of the Company), the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the relevant Expiry Time, without prejudice to any other rights which the Offeror may have.

        The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

5.     EXTENSION AND VARIATION OF THE OFFER

        The Offer is open for acceptance until, but not after, the Expiry Time, unless withdrawn or extended. Subject to the terms of the Support Agreement and as permitted by applicable Law, the Offer may be extended or varied one or more times at the sole discretion of the Offeror if the conditions set forth in the Offer are not satisfied at the Expiry Time, in each case by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its office in Toronto, Ontario and by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase: "Notice". The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9:00 a.m. (Toronto time) on the next business day after the previously scheduled Expiry Time, and will provide a copy of the notice to the applicable Securities Authorities. Any notice of extension or variation will be deemed to have been given and to be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Notwithstanding the foregoing, but subject to applicable Law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer have been fulfilled, complied with or waived by the Offeror unless the Offeror first takes up all Common Shares validly deposited under the Offer and not withdrawn.

        Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of condition of the Offer), the Offer Period for the Offer will not expire before ten days after the notice of such variation has been given to the Shareholders unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or applicable Securities Authorities. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered or percentage of securities sought, a minimum of ten business days is required to allow for adequate dissemination of information to securityholders and investor response. Accordingly, if prior to the Expiry Time the Offeror decreases the number of Common Shares being sought, increases or decreases the consideration offered pursuant to the Offer or increases or decreases a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business day. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of this and the prior paragraph, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period between 12:01 a.m. through midnight (Toronto time).

        If, at any time before the Expiry Time or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase: "Notice", to all Shareholders whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable Law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy of the public announcement to applicable Securities Authorities. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

        No subsequent offering period as contemplated by Rule 14d-11 under the Exchange Act will be made available by the Offeror.

        Where the terms of the Offer are varied, other than a variation in the terms of the Offer consisting solely of the waiver of a condition, the Offer shall not expire before ten business days after the notice of variation in respect of such variation has been mailed, delivered or otherwise communicated to Shareholders unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable Securities Authorities.

        During any such extension or in the event of any variation, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject, among other things, to Section 6 of the Offer to Purchase: "Take up and Payment for Deposited Common Shares", and to Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares". An extension of the Offer Period or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase: "Conditions of the Offer". If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer.

6.     TAKE UP AND PAYMENT FOR DEPOSITED COMMON SHARES

        Upon the terms and subject to the conditions of the Offer (including, without limitation, the conditions specified in Section 4 of the Offer to Purchase: "Conditions of the Offer") and, if the Offer is extended or amended, subject to the terms and conditions of any such extension or amendment, the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares", not later than three Business Days after the Expiry Time and will pay for the Common Shares taken up as soon as possible, but in any event not later than three Business Days after taking up the Common Shares. Any Common Shares deposited under the Offer after the date on which the Offeror first takes up Common Shares will be taken up and paid for not later than ten days after such deposit.

        For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Shares pursuant to the Offer at its principal office in Toronto, Ontario.

        Subject to applicable Law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the applicable Common Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the applicable Common Shares, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase: "Conditions of the Offer", in respect of the Offer is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. Subject to compliance with Rules 14e-1(c) under the Exchange Act, the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for any Common Shares deposited under the Offer in order to comply, in whole or in part, with any applicable governmental or regulatory approvals or clearances. See Section 4 of the Offer to Purchase: "Conditions of the Offer". If, for any reason whatsoever, the take-up of any Common Shares deposited pursuant to the Offer is delayed, or the Offeror is unable to take up Common Shares deposited pursuant to the Offer, then, without prejudice to the Offeror's other rights under the Offer, the Depositary may, nevertheless, on behalf of the Offeror, retain the deposited Common Shares, except to the extent that the depositing Shareholders exercise withdrawal rights as described in Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

        The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary), in each case for transmittal to Shareholders. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purpose of receiving cash payment from the Offeror and transmitting such cash payment to such persons, and receipt thereof by the Depositary will be deemed to constitute receipt thereof by persons depositing Common Shares pursuant to the Offer. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment.

        Settlement with each Shareholder who has validly deposited and not withdrawn his or her Common Shares under the Offer will be made by the Depositary forwarding a cheque payable in Canadian dollars or (if elected by the Shareholder) in U.S. dollars, representing the cash consideration to which such Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered holder of deposited Common Shares. Unless the person depositing Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified, cheques will be forwarded to the address of the Shareholder as shown on the Common Share register maintained by or on behalf of the Company. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

7.     WITHDRAWAL OF DEPOSITED COMMON SHARES

        All deposits of Common Shares pursuant to the Offer are irrevocable, however any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by applicable Law):

  (a)
  at any time before the Common Shares have been taken up by the Offeror pursuant to the Offer;

  (b)
  at any time before,

  (i)
  the expiration of five business days from the date upon which a notice of a material change has occurred in the information contained in the Offer to Purchase or the Circular, each as may be amended from time to time, in the event that such change occurs before the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of the Offer; or

  (ii)
  the expiration of ten business days from the date upon which a notice of a variation in the terms of the Offer that includes an increase or decrease in the consideration offered for the Common Shares or a change in the percentage of Common Shares being sought under the Offer, is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or Securities Authorities;

  (c)
  if the Common Shares have not been paid for by the Offeror within three business days after having been taken up; or

  (d)
  at any time after 60 days from the commencement of the Offer, provided that the Common Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary or the U.S. Forwarding Agent, depending on whom the Shareholder originally deposited such Common Shares, of the notice of withdrawal in respect of such Common Shares.

        If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in Section 7(b) above are applicable, the Offer shall be extended without the Offeror first taking up the Common Shares that are subject to the rights of withdrawal.

        Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder by whom or on whose behalf such Common Shares were deposited, and such notice must be actually received by the Depositary or the U.S. Forwarding Agent, depending on whom the Shareholder originally deposited Common Shares, at the place of deposit of the Common Shares within the time limits indicated above. A notice of withdrawal must:

  (a)
  be made by a method, including facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent, as applicable, with a written or printed copy;

  (b)
  be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares which are to be withdrawn; and

  (c)
  specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn.

        If Common Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase: "Manner and Acceptance — Book-Entry Delivery", such notice of withdrawal must also specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

        The withdrawal will take effect upon receipt by the Depositary or the U.S. Forwarding Agent, as applicable, of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Common Share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution.

        Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase: "Manner of Acceptance". Once the Offeror accepts the deposited Common Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable Law.

        If the Offeror extends the Offer, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror's other rights, Common Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable Law. However, the ability of the Offeror to delay the payment for Common Shares that the Offeror has taken up is limited by Rule 14e-l(c) under the Exchange Act or by applicable Canadian securities laws. Rule 14e-l(c) under the Exchange Act requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder's offer. Under applicable Canadian securities laws, the Offeror must take up and pay for Common Shares that have been deposited under the Offer where all the terms and conditions of the Offer have been complied with or waived not later than ten days after the expiry of the Offer. Any Common Shares taken up by the Offeror must be paid for as soon as possible, and in any event not more than three Business Days after they have been taken up.

        In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances.

        All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the U.S. Forwarding Agent or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

8.     RETURN OF COMMON SHARES

        If any deposited Common Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Common Shares than are deposited, certificates for unpurchased Common Shares will be returned at the Offeror's expense as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by either (i) sending new certificates representing Common Shares not purchased or by returning the deposited certificates (and other relevant documents) by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of Peru Copper or (ii) in the case of Common Shares deposited by book-entry transfer into the Depositary's account at CDS or DTC, as applicable, pursuant to the procedures set forth in Section 3 of the Offer to Purchase: "Manner of Acceptance — Book-Entry Delivery", such Common Shares will be credited to the depositing holder's account maintained with CDS or DTC, as applicable.

9.     CHANGES IN CAPITALIZATION, DISTRIBUTIONS AND LIENS

        If, on or after the date of the Offer, Peru Copper should subdivide, consolidate or otherwise change any of the Common Shares or its capitalization, or shall disclose that it has taken or intends to take any such action, the Offeror may, in its sole discretion, and without prejudice to its rights under Section 4 of the Offer to Purchase: "Conditions of the Offer", make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect such subdivision, consolidation or other change and such adjustments shall not constitute a variation of the Offer.

        Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others (other than to the extent same are created by, through or under the Offeror) and together with all rights and benefits arising therefrom, including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Common Shares on or after the date of the Offer. If Peru Copper should declare or pay any cash dividend or stock dividend or make any other distribution on or issue any rights with respect to any of the Common Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to the date of transfer into the name of the Offeror or its nominees or transferees on the registers maintained by Peru Copper of such Common Shares following acceptance thereof for purchase pursuant to the Offer then (a) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders for the account of the Offeror until the Offeror pays for such Common Shares, and to the extent that such dividends, distributions or payments do not exceed the cash purchase price per Common Share payable by the Offeror pursuant to the Offer, the cash purchase price per Common Share, as the case may be, pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; (b) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and (c) in the case of any cash dividends, distributions or payments in an amount that exceeds the cash purchase price per Common Share, as the case may be, the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash consideration payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

10.   MAIL SERVICE INTERRUPTION

        Notwithstanding the provisions of the Offer to Purchase, the Circular or the Letter of Transmittal, cheques issued pursuant to the Offer and certificates representing Common Shares to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary or the U.S. Forwarding Agent at which the deposited certificates representing Common Shares in respect of which the cheques are being issued were deposited, upon application to the Depositary or the U.S. Forwarding Agent until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 10 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase: "Notice". Notwithstanding Section 6 of the Offer to Purchase: "Take Up and Payment for Deposited Common Shares", the deposit of cheques with the Depositary or the U.S. Forwarding Agent for delivery to the depositing Shareholders in such circumstances shall constitute delivery to the persons entitled thereto and the Common Shares shall be deemed to have been paid for immediately upon such deposit.

11.   NOTICE

        Without limiting any other lawful means of giving notice, any notice the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their addresses as shown on the registers maintained by Peru Copper and will be deemed to have been received on the third day following the date of mailing which is a Business Day. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of postal service in Canada or the United States or elsewhere following mailing.

        In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by Law, if post offices in Canada or the United States or elsewhere are not open for the deposit of mail or there is reason to believe that there is or could be a disruption in all or part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by Shareholders, if: (i) it is given to the Stock Exchanges for dissemination through their facilities; (ii) it is published once in La Presse and in the national edition of The Globe and Mail or The National Post and the Wall Street Journal, and (iii) it is distributed through the facilities of the Canadian Corporate News or other national news dissemination service in Canada and given to the Dow Jones News Service.

        Wherever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at the addresses of the Depositary or the U.S. Forwarding Agent set forth in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address provided in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.   MARKET PURCHASES

        Other than pursuant to the Offer, the Offeror will not purchase Common Shares during the Offer Period. Although the Offeror has no current intention to sell Common Shares taken up under the Offer, it reserves the right, subject to applicable Laws, to make or enter into an arrangement, commitment or understanding during the Offer Period to sell any of such Common Shares after the Offer Period.

13.   OTHER TERMS OF THE OFFER

        The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive prompt payment for Common Shares validly deposited and taken up pursuant to the Offer.

        No broker, dealer or other person (including the Depositary, the U.S. Forwarding Agent, the Information Agent, the Dealer Managers or any member of any Soliciting Dealer Group) has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivers and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror or any of its affiliates, the Depositary, the U.S. Forwarding Agent, the Information Agent, the Dealer Managers or any member of any Soliciting Dealer Group for the purposes of the Offer.

        The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

        The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

        The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Common Shares.

        The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

        The Offer to Purchase and Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer, Peru Copper, the Offeror and Chinalco.

        The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO, of which the Offer to Purchase and Circular are a part, pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, Peru Copper is required to file with the SEC a Tender Offer Solicitation Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 of the Exchange Act, setting forth the position of Peru Copper's Board of Directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days of the date of the Offer to Purchase and Circular. For purposes of this paragraph, a "business day" means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period between 12:01 a.m. through midnight (Toronto time). A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 9 of the Circular: "Peru Copper".

        The Offer to Purchase and the accompanying Circular and the other documents referred to above constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

        DATED this 25nd day of June, 2007.

CHINALCO CANADA B.C. HOLDINGS LTD.
Per:	"Wen Fu Wang" Chief Executive Officer
Per:	"Zhan Kui Zhang" Chief Financial Officer

        The accompanying Glossary, Circular and Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer and contain important information that should be read carefully before making a decision with respect to the Offer.

CIRCULAR

        The following information is provided in connection with the accompanying Offer dated June 25, 2007 by the Offeror to purchase all of the issued and outstanding Common Shares, including Common Shares that may become outstanding on the exercise or settlement of Options to purchase Common Shares. The terms, conditions and provisions of the Offer to Purchase are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer to Purchase, including details as to manner of payment and withdrawal rights. Terms defined in the Offer to Purchase but not defined in this Circular have the same meaning herein as in the Offer to Purchase or under the heading "Glossary" in the Offer to Purchase unless the context otherwise requires.

        The information concerning Peru Copper contained in the Offer to Purchase and this Circular has been taken from or is based upon publicly available documents and records of Peru Copper and the security holder lists provided by Peru Copper to the Offeror. The Offeror has been granted limited access to certain additional information concerning the business and affairs of Peru Copper that is not generally available. Although the Offeror has no knowledge that would indicate that any statements relating to Peru Copper contained herein taken from or based on information contained in such documents and records are inaccurate or incomplete, neither the Offeror nor its directors or officers assume any responsibility for the accuracy or completeness of such information nor for any failure by Peru Copper to disclose events or facts which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

        Pursuant to the provisions of the securities laws of various provinces of Canada, the directors of Peru Copper must send a circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of Peru Copper subsequent to the date of the most recent published financial statements of Peru Copper. In addition, Peru Copper is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act setting forth the position of Peru Copper's Board of Directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days after the date of the Offer.

1.     BACKGROUND TO THE OFFER

        In November 2005, UBS Securities Canada Inc., on behalf of Peru Copper, contacted Chinalco to inquire about its interest in the Toromocho Project. In late November 2005, Chinalco received a project information memorandum and related information from UBS Securities Canada Inc. and was invited to participate in discussions with Peru Copper in respect of the Toromocho Project. The parties subsequently entered into a Confidentiality Agreement on January 16, 2006 and Chinalco was granted access to an electronic data room established by Peru Copper that contained certain confidential information concerning the business and affairs of Peru Copper.

        During the first half of 2006, representatives of Chinalco, Peru Copper and UBS Securities Canada Inc. had a number of discussions and meetings to explore the possibility of a transaction involving Chinalco and Peru Copper, including a site visit to the Toromocho Project and a management presentation by Peru Copper. After completing its initial technical due diligence, in July 2006, Chinalco presented Peru Copper with a non-binding proposal regarding a potential joint venture arrangement. UBS Securities Canada Inc. subsequently informed Chinalco that the Board of Directors was not prepared to consider a joint venture arrangement in respect of the Toromocho Project but instead preferred a sale of the entire project or of Peru Copper. For the remainder of 2006, the parties had ongoing informal discussions regarding various transaction alternatives, which resulted in Chinalco presenting another conceptual transaction proposal to Peru Copper in December 2006.

        In early February 2007, Chinalco retained BMO Capital Markets as its financial advisor to assess the merits of a strategic transaction involving Peru Copper and to oversee a comprehensive technical, financial, accounting and legal review of Peru Copper, its subsidiaries and the Toromocho Project.

        During April 2007, Chinalco received a report from BMO Capital Markets in relation to its preliminary views regarding various transaction alternatives available in respect of Peru Copper. In addition, Chinalco received various technical and legal due diligence reports regarding Peru Copper. On April 25, 2007, Chinalco's

Board of Executive Officers met to discuss a potential transaction involving Peru Copper and on April 27, 2007, Chinalco presented Peru Copper with a non-binding letter of intent offering to acquire all of the outstanding common shares of Peru Copper for a cash purchase price of Cdn$6.00 per share, subject to certain terms and conditions, including completion of satisfactory due diligence and definitive agreements and conditional on the execution of lock-up agreements with directors and certain shareholders.

        Shortly after Chinalco submitted its non-binding letter of intent, Peru Copper's financial advisors contacted BMO Capital Markets to inform them that Peru Copper was not prepared to negotiate the terms of a transaction until such time as Chinalco had completed its due diligence. In order to facilitate that due diligence review, Peru Copper entered into an agreement with Chinalco on May 7, 2007 to negotiate exclusively with Chinalco (the "Exclusivity Agreement") for a period of 21 days. During this period, Chinalco continued with its technical, financial, accounting and legal due diligence.

        On May 24, 2007, Peru Copper publicly announced that it had entered into an exclusivity agreement with a third party in order to facilitate discussions regarding a potential transaction which could involve the acquisition of Peru Copper or other material transactions.

        On May 28, 2007, the Exclusivity Agreement expired without the parties reaching any agreement on the terms of a transaction. The Exclusivity Agreement was not extended. On May 29, 2007, Peru Copper publicly announced the expiry of the exclusivity period previously granted to a third party. Peru Copper contacted Chinalco to express regret that an agreement had not been reached and informed Chinalco that it intended to proceed with a financing transaction which would allow it to advance the Toromocho Project.

        On June 3, 2007, Mr. Yu Tai, Executive Vice President, Overseas Department of Chinalco met with Mr. David Lowell, Executive Chairman and Director of Peru Copper, and Mr. David DeWitt, Vice-President Corporate Development and Director of Peru Copper, to discuss the possible terms of a transaction addressing the near-term financing requirements of Peru Copper in relation to the Toromocho Project and to revisit the possibility of a transaction whereby Chinalco would acquire all the outstanding Common Shares. This discussion was followed by a letter sent on June 5, 2007 from Mr. Yaqing Xiao, President of Chinalco, to Mr. Lowell proposing a transaction negotiation timeline for both a financing transaction and an acquisition transaction. Peru Copper agreed to continue discussions and to provide responses and information relating to certain outstanding due diligence issues raised by Chinalco. On June 6, 2007, a draft Support Agreement was delivered to Peru Copper by Chinalco contemplating an all cash take-over bid. A form of Lock-up Agreement was also provided to the directors and certain other shareholders of Peru Copper. On June 7, 2007, legal advisors to Chinalco, Peru Copper and certain shareholders of Peru Copper discussed the terms of the Support and Lock-up Agreements.

        On June 8 and June 9, 2007, representatives of Chinalco and Peru Copper together with their respective financial and legal advisors met in Vancouver at the office of McCarthy Tétrault LLP, counsel to Chinalco, to discuss the terms of the transaction. During this period, Chinalco, its legal counsel, McCarthy Tétrault LLP, and its financial advisor, BMO Capital Markets, conducted negotiations with Peru Copper, its legal counsel, Cassels Brock & Blackwell LLP, and its financial advisor, UBS Securities Canada Inc., regarding the terms of the draft Support Agreement and various due diligence matters. Representatives of Peru Copper were also in contact with the Locked-Up Shareholders and arranged for the negotiation of the Lock-Up Agreements between Chinalco, its counsel and the Locked-Up Shareholders and their respective counsel, as applicable.

        In the afternoon of June 9, 2007, Chinalco and Peru Copper reached a tentative agreement on the principal business terms of the Support Agreement, including the terms of the financing transaction pursuant to which Chinalco agreed to subscribe for 13,200,000 Common Shares at a price of US$4.99 (Cdn$5.30) per share and the acquisition transaction pursuant to which Chinalco agreed to make an offer to acquire all the outstanding Common Shares of Peru Copper for Cdn$6.60 in cash per share, subject to completion of the definitive agreement and receipt of Lock-up Agreements representing at least a specified percentage of Common Shares.

        Legal counsel for Chinalco and Peru Copper continued to negotiate and finalize other terms of the Support Agreement during June 9, 2007 and June 10, 2007. Representatives of Peru Copper and its legal counsel continued in their efforts to contact the Locked-Up Shareholders and their respective counsel and worked with Chinalco and its legal counsel to finalize the Lock-Up Agreements for execution.

        Late in the evening on June 10, 2007 and early in the morning on June 11, 2007, Chinalco received through representatives of Peru Copper the executed Lock-Up Agreements from the Locked-Up Shareholders representing approximately 34% of the then issued and outstanding Common Shares (on a Diluted Basis). In the early hours of June 11, 2007, Chinalco and Peru Copper entered into the Support Agreement. Shortly thereafter and prior to the opening of trading on the Stock Exchanges on June 11, 2007, Peru Copper issued a press release announcing the execution of the Support Agreement and the Lock-Up Agreements, the financing transaction and the intention of Chinalco to make the Offer.

        On June 15, 2007, Chinalco and the Offeror gave notice to Peru Copper pursuant to the Support Agreement whereby the Offeror became entitled to and assumed all the rights and obligations of the "Offeror" under the Support Agreement.

        Effective June 19, 2007, Chinalco and Peru Copper completed the Private Placement, as contemplated in the Support Agreement. Over the following week, Chinalco and its advisors worked with Peru Copper and its advisors to finalize the arrangements with respect to the mailing of this Offer to Purchase and Peru Copper's Director's Circular.

2.     REASONS TO ACCEPT THE OFFER

        Shareholders should consider the following factors in making their decision to accept the Offer:

        Attractive offer.    The Offer represents a premium of 21% to Peru Copper's 20-day volume weighted average trading price of $5.45 on the TSX ending on May 23, 2007, the last trading day prior to the date on which Peru Copper announced it had entered into an exclusivity agreement.

        Eliminates Financing Risk.    The Toromocho Project is estimated to require a capital investment of US$1.5 billion to develop which would create significant financing risk for a single asset company which does not have any existing financing arrangement in place for such development.

        Consideration of Other Alternatives.    Since November 2005, Peru Copper has been conducting a strategic review of the options available to it to maximize the value of the Toromocho Project. Having assessed all available options, the Board of Directors has concluded that the Offer is the best option available to the Shareholders and to the Company.

        Immediate Value and Liquidity.    The Offer is an all cash offer and the Offeror has committed funding for the Offer. The Offer provides Shareholders with certainty of value and liquidity.

        Agreements of Locked-Up Shareholders to tender.    The Locked-Up Shareholders, including all members of the Board of Directors, collectively owning securities representing approximately 34% of the outstanding Common Shares on the date of the Lock-Up Agreements (calculated on a Diluted Basis), have entered into such agreements with the Offeror pursuant to which they have agreed, among other things, to tender all of the Common Shares they own or control to the Offer.

        Offer at a Time of Historically High Copper Prices.    The value reflected in the Offer is driven, in large part, by the price of copper. Copper prices have recently reached an all time high, driven by a number of factors, including strong industry fundamentals. There is no assurance that commodity prices will continue at this level or rise. The Offer represents an opportunity for Shareholders to realize on their investment at a time of relatively high copper prices.

        Opinions of UBS Securities Canada Inc. and Canaccord Capital Corporation.    A written opinion of Canaccord Capital Corporation dated as of June 10, 2007 to the Special Committee of the Board of Directors and a written opinion of UBS Securities Canada Inc. dated as of June 10, 2007 to the Board of Directors have been delivered to the effect that, as at such dates and based upon and subject to the assumptions, matters considered and limitations in each opinion, the Offer is fair, from a financial point of view, to the Shareholders (excluding, for greater certainty, the Offeror and any of its affiliates).

3.     SUPPORT AGREEMENT

        On June 10, 2007, Peru Copper and Chinalco entered into the Support Agreement, pursuant to which Chinalco has agreed to make the Offer, directly or indirectly, and Peru Copper has agreed to support the Offer, subject to the conditions set forth therein. Chinalco has subsequently provided a notice of joinder to Peru Copper pursuant to which Chinalco Canada B.C. Holdings Ltd. became entitled to and assumed all of the rights and obligations under the Support Agreement as the "Offeror" thereunder. The parties also agreed, on June 21, 2007, to amend the Support Agreement to provide for the mailing out of this Offer to Purchase and Circular and the Director's Circular of Peru Copper on June 25, 2007 instead of June 22, 2007, and certain related changes. The following is a summary of the principal terms of the Support Agreement. This summary is qualified in its entirety by reference to the full text of the Support Agreement filed by the Offeror and Peru Copper with the SEC and available at www.sec.gov, and filed by Peru Copper with Securities Authorities in Canada and available at www.sedar.com. Capitalized terms used in the summary below that are not defined elsewhere in this document have the meanings assigned to them in the Support Agreement. In addition, for the purposes of the summary below, the term "Offeror" means Chinalco together with the Offeror.

The Offer

        The Offeror has agreed to make the Offer on the terms and conditions set forth in the Support Agreement and, provided all of the conditions of the Offer set forth in Section 4 of the Offer to Purchase: "Conditions of the Offer" shall have been satisfied or waived, to take up and pay for all Common Shares validly tendered (and not withdrawn) under the Offer within the time periods required by applicable Laws, including Securities Laws, following the time at which it becomes entitled to take up such Common Shares under the Offer.

Peru Copper Approval of the Offer

        Peru Copper has represented to the Offeror that its Board of Directors, after receiving the recommendation of its Special Committee and consulting with its Financial Advisor and outside legal advisors, has unanimously determined that the Offer is fair to the Shareholders (other than the Offeror and any of its affiliates) and in the best interests of the Shareholders of Peru Copper, and has unanimously approved the Support Agreement and resolved to unanimously recommend that Shareholders accept the Offer and tender their Common Shares to the Offer. In addition, Peru Copper has represented to the Offeror that it has been advised and reasonably believes that all of Peru Copper's directors have entered into lock-up agreements pursuant to which they have agreed to tender all of their Common Shares, including any Common Shares issued to them upon the exercise of Options held by them, into the Offer.

Modification or Waiver of Terms of Offer

        The Support Agreement provides that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer, provided, however, that the Offeror may not, without the prior written consent of Peru Copper: (i) increase the Minimum Condition described in subsection (a) of Section 4 of the Offer to Purchase: "Conditions of the Offer"; (ii) decrease the consideration per Common Share; (iii) change the form of consideration payable under the Offer (other than to increase the total consideration and/or add additional consideration or consideration alternatives); (iv) decrease the number of Common Shares in respect of which the Offer is made; or (v) impose additional conditions to the Offer or otherwise materially vary the Offer (or any terms or conditions thereof) in either case, in a manner which is materially adverse to the Shareholders. In addition, the Offeror may not decrease (including by waiver thereof) the Minimum Condition to less than 50.01% of the Common Shares then outstanding (calculated on a Diluted Basis) without the prior written consent of Peru Copper.

Outstanding Options

        Peru Copper has agreed to establish the necessary procedures and documents in order to permit all persons holding Options, whether currently exercisable or not, to exercise or settle such Options effective immediately prior to the Expiry Time, including by causing the vesting of such Options to be accelerated and by way of cashless exercise and settlement of such Options for Common Shares. The exercise of Options will be conditional upon the Offeror announcing its intention to take up and pay for the Common Shares under the Offer. Any holder of Options who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise or settle the Options in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer.

        Peru Copper will use its commercially reasonably efforts to cause all holders of Options to conditionally exercise such Options no later than five (5) Business Days before the Initial Expiry Time of the Offer.

Representations and Warranties of Peru Copper

        Peru Copper has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) subsidiaries; (iii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iv) compliance with organizational documents, contracts, laws and required consents; (v) capitalization; (vi) reports filed with securities regulatory authorities; (vii) internal control over financial reporting; (viii) financial statements; (ix) absence of undisclosed liabilities; (x) books and records; (xi) no Material Adverse Change; (xii) fees payable to brokers; (xiii) conduct of business and absence of certain changes and events; (xiv) validity and enforceability of material contracts; (xv) litigation; (xvi) corporate records; (xvii) obligations payable to directors and officers; (xviii) absence of guarantees; (xix) reporting issuer status; (xx) compliance with laws; (xxi) employment matters; (xxii) tax matters; (xxiii) non-arm's length transactions; (xxiv) mining concessions and Lands; (xxv) mineral reserves and resources; (xxvi) operational matters; (xxvii) insurance matters; (xxviii) social issues; (xxix) shareholder and similar arrangements; (xxx) environmental and archaeological matters; (xxxi) data room information; (xxxii) Investment Canada Act; and (xxxiii) Competition Act.

Representations and Warranties of the Offeror

        The Offeror has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iii) compliance with organizational documents, contracts and laws and required consents; and (iv) availability of required funds to effect payment in full for the Common Shares to be acquired pursuant to the Offer.

        These representations and warranties, as well as those of Peru Copper listed above, will expire upon the completion or expiration of the Offer or the termination of the Support Agreement.

Conduct of Business by Peru Copper

        Peru Copper (which for the purposes of this section includes each of its subsidiaries) has agreed that, during the period from the date of the Support Agreement until the Support Agreement is terminated by its terms, unless the Offeror shall otherwise agree in writing, and except as otherwise expressly permitted or specifically contemplated by the Support Agreement: (a) it will conduct its business in the ordinary course and consistent with past practice and in compliance with applicable Laws; (b) it will not do or permit to occur actions relating to: (i) the amendment of its governing documents; (ii) the declaration, payment or setting aside of any dividend or other distribution of any kind in respect of its securities; (iii) the issuance, sale or pledge of its securities other than Common Shares issuable upon the exercise or settlement of Options outstanding on the date of the Support Agreement and Common Shares issued pursuant to the Private Placement; (iv) the redemption or acquisition of any Common Shares or other securities; (v) the split, combination or reclassification of the Common Shares; (vi) a liquidation, dissolution, merger, consolidation or reorganization; (vii) the reduction of its stated capital; (viii) the adoption of a Rights Plan or take-over bid defence tactics; (ix) a reorganization, amalgamation or merger with another Person; (x) the sale, pledge, lease, disposition or encumbrance of assets over a certain value outside of the ordinary course; (xi) the acquisition of certain properties, and certain property transfers to another Person or division; (xii) the exercise of the option under the Toromocho Option Agreement before the expiry of the 36th day after the commencement of the Offer and at any time after the Offeror has announced the waiver or satisfaction of all conditions to the Offer, (xiii) incurring of debt or liabilities or the making of loans or advances outside the ordinary course of business; (xiv) incurring of capital expenditures outside the ordinary course of business and over a certain value; (xv) the discharge of material claims, liabilities or obligations outside the ordinary course of business; (xvi) the relinquishment of material rights or material change to Material Contracts or material Permits including mining rights, concessions, claims and related options; (xvii) the entering into of certain Contracts; (xviii) the commencement or settlement of certain litigation or claims; (xix) the authorization or proposal to release any contractual rights; (xx) the waiver or transfer of any rights of value or the modification of any existing material license, lease, contract or other document; and (xxi) the authorization or proposal to do any of the foregoing.

        In addition, Peru Copper has agreed: (i) to use reasonable efforts to maintain its insurance policies, and not to increase any coverage or premiums under any directors' and officers' insurance policy or implement or enter into any new policy except as contemplated under the Support Agreement; (ii) not to take any action or omit to take any action that would or reasonably may be expected to render any of its representations and warranties under the Support Agreement misleading or untrue in any material respect or that would likely lead to a breach in any material respect of any of its representations and warranties under the Support Agreement; (iii) not to take any action or omit to take any action which would cause or reasonably may be expected to cause any condition of the Offer not to be satisfied or render the transactions contemplated by the Support Agreement incapable of completion or difficult to complete; (iv) subject to certain exceptions, not to create any new obligations to, or modify certain arrangements with, its officers, directors or employees; (v) to file all documents required to be filed pursuant to applicable Laws; (vi) not to adopt or make certain changes to compensation plans; (vii) to comply with obligations relating to tax matters; (viii) not to make any changes to existing accounting policies except as required by applicable Law or by Canadian GAAP; (ix) not to engage in any transactions with any related parties other than with wholly-owned subsidiaries; (x) not to commit to or enter into any new arrangement or modify any existing arrangements between Peru Copper and any shareholder owning or controlling more than 5% of the outstanding securities of any class of the Company; (xi) not to enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, financial sales contracts or other similar financial instruments; and (xii) except as permitted under the Support Agreement, not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections.

        Peru Copper has also agreed to promptly provide the Offeror with written notice of (i) the occurrence of or impending or anticipated occurrence of a Material Adverse Change; (ii) any facts or circumstances that would cause Peru Copper's representations and warranties set forth in the Support Agreement to be misleading or untrue in any material respect or that would lead to the breach in any respect of any of Peru Copper's material covenants or obligations set forth in the Support Agreement; (iii) any governmental or third party complaints, investigations or hearings that could be material and adverse for the business, operation or financial condition of Peru Copper or communications indicating that the same may be threatened or contemplated; or (iv) any material discussions or negotiations between Peru Copper and any Government Authority or private party relating to the Toromocho Project or the rights or obligations of the parties under the Toromocho Option Agreement, the Corona Option Agreement and the Austria Duvaz Agreement and will provide additional information concerning such negotiations or discussions as requested by Chinalco. In addition, Peru Copper has also agreed to notify the Offeror of any Claim brought or threatened to be brought by any former or purported holder of any securities of Peru Copper and to consult with the Offeror prior to settling such Claims and will not settle or compromise such Claim without the prior written consent of the Offeror.

Covenants of the Offeror

        The Offeror has agreed, among other things, (i) not to take any action, or fail to take any action, within its control that would result in any of its representations and warranties under the Support Agreement being untrue in any material respect while the Offer is outstanding, and (ii) to use commercially reasonable efforts to maintain certain directors' and officers' insurance for the period from the Expiry Time until six years after the Expiry Time and, from the Effective Time, to indemnify current and former directors and officers of Peru Copper to the fullest extent permitted by applicable Law.

Additional Agreements and Filings

        Subject to the terms and conditions of the Support Agreement, each of the Offeror and Peru Copper has agreed to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Support Agreement and to cooperate with one another in connection with the foregoing, including using reasonable efforts:

  (a)
  to obtain all necessary waivers, consents and approvals from other parties to certain material contracts;

  (b)
  to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Law;

  (c)
  to defend all lawsuits or other legal proceedings challenging the Support Agreement or the consummation of the transactions contemplated thereby;

  (d)
  to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Support Agreement;

  (e)
  to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated in the Support Agreement; and

  (f)
  to fulfil all conditions and satisfy all provisions of the Support Agreement and the Offer.

        In particular, the Offeror has agreed to take all actions commercially reasonable to pursue and obtain the PRC Approval and make any other filing related thereto as may be appropriate and advisable as promptly and as reasonably practicable in order to fulfil the relevant conditions of the Offer.

Non-Solicitation Obligation of Peru Copper

        Peru Copper has agreed that neither it nor its subsidiaries may, and each shall instruct and direct and use reasonable efforts to cause their respective Employees, directors and officers, the Financial Advisor, counsel or other representatives or agents ("Company Representatives") not to, directly or indirectly: (i) solicit, initiate or encourage any Alternative Transaction; (ii) participate in any discussions or negotiations with any Person (other than the Offeror and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any Alternative Transaction; or (iii) otherwise cooperate in any way with any effort or attempt by any other Person to do or seek to do any of the foregoing. Peru Copper has also agreed to immediately cease and terminate all existing discussions or negotiations, if any, with any third parties conducted by or on behalf of Peru Copper with respect to any Alternative Transaction, and to close and restrict any further access to its electronic data room or the provision of any other confidential information to any other Person (other than the Offeror) and within three (3) Business Days following the date of the Support Agreement request the return or destruction of all confidential information previously provided to any other Person in connection therewith. However, the Support Agreement does not prevent the Board of Directors from fulfilling its fiduciary duties with respect to an unsolicited bona fide Alternative Transaction once the Board of Directors has determined in good faith (after receiving advice from the Financial Advisor and its outside legal counsel) that such Alternative Transaction would, if consummated in accordance with its terms, result in a Superior Proposal, notwithstanding that such Alternative Transaction may be subject to a due diligence condition. Subject to certain exceptions, Peru Copper has agreed not to release or permit the release of any third party from any confidentiality or standstill obligation in any agreement between Peru Copper and such third party except to allow such person to propose confidentially to the Board of Directors a Superior Proposal.

        Peru Copper has agreed that it will ensure that the Company Representatives are aware of this provision in the Support Agreement and will be responsible for any breach of this section by any of the Company Representatives.

Alternative Transactions

        Upon receipt by Peru Copper or any of the Company Representatives of (i) any notice, proposal or other communication or inquiry which could reasonably be expected to lead to an Alternative Transaction or any amendments thereto, or (ii) any request for non-public information relating to or access to the properties, books or records of Peru Copper or any of its subsidiaries in connection with an Alternative Transaction, Peru Copper must advise the Offeror thereof forthwith orally and as soon as practicable but in any event no later than 24 hours thereafter provide written notice to the Offeror that such notice, proposal, request, offer or communication regarding an Alternative Transaction has been received or made, including identifying the Person proposing such transaction, the terms and conditions of such transaction and including a copy of any documents received by Peru Copper in respect of such transaction. Peru Copper must also keep the Offeror informed on a timely basis of the status, including any change to the material terms or termination of discussions or negotiations, of any such Alternative Transaction and provide the Offeror with copies of any documents relating to such Alternative Transaction.

Superior Proposal and Offeror's Right to Match

        The Company agrees that it will not accept, approve or recommend, nor enter into any agreement with any Person relating to any Alternative Transaction or withdraw, modify or change any recommendation regarding the Offer unless the following conditions are met: (i) the Alternative Transaction constitutes a Superior Proposal; (ii) the Company has complied with the notice provisions under the Support Agreement with respect to such Alternative Transaction; (iii) five (5) Business Days shall have elapsed from the later of: (A) the date the Offeror received notice of the Company's proposed determination to accept, approve, recommend or enter into any agreement relating to such Superior Proposal; and (B) the date the Offeror received a copy of such proposal relating to the Alternative Transaction, together with all documentation related to and detailing the Superior Proposal and, if the Offeror has proposed to amend the terms of the Offer in accordance with the Support Agreement, the Board of Directors (after receiving advice from the Financial Advisor and its outside legal counsel) shall have determined in good faith that the Alternative Transaction is a Superior Proposal compared to the proposed amendment to the terms of the Offer by Offeror; (iv) the Support Agreement is concurrently terminated in accordance with its provisions, and (v) the Company has concurrently paid the Non-Completion Fee to the Offeror.

        If the Board of Directors determines that an Alternative Transaction constitutes a Superior Proposal, Peru Copper must give the Offeror at least five Business Days' advance notice of any action to be taken by the Board of Directors to withdraw, modify or change any recommendation regarding the Offer or to accept, approve, recommend or enter into an agreement in respect of the Superior Proposal or publicly propose to do any of the foregoing and must negotiate in good faith with the Offeror to make such adjustments to the terms and conditions of the Support Agreement and the Offer as would enable the Offeror to proceed with the Offer, as amended. The Board of Directors must review any proposal by the Offeror to amend the terms of its Offer in order to determine, in good faith in the exercise of its fiduciary duties (after receiving advice of its Financial Advisor and outside legal advisors), whether the Offeror's proposal to amend the Offer would result in the Alternative Transaction not being a Superior Proposal.

        If any Alternative Transaction is publicly announced or made by a party other than the Offeror and the Board of Directors determines it is not a Superior Proposal or that a proposed amendment to the terms of the Offer would result in the Alternative Transaction not being a Superior Proposal, and the Offeror has so amended the terms of the Offer, then the Board of Directors must reaffirm the Support Agreement and its recommendation of the Offer by press release and, if required under applicable Law, an updated Directors' Circular and Schedule 14D, if required. If an Alternative Transaction is announced or publicly made by a party other than the Offeror and such Alternative Transaction is an unsolicited take-over bid, the Offeror may, not less than three (3) Business Days after such offer is made or publicly announced, request and the Board of Directors of the Company shall, within two (2) Business Days following such request, reaffirm the Support Agreement and its recommendation regarding the Offer. Nothing in the Support Agreement shall prevent the Board of Directors from responding through a director's circular or equivalent as required by applicable Securities Laws to an Alternative Transaction that it determines is not a Superior Proposal.

Termination of the Support Agreement

        The Support Agreement may be terminated by notice in writing:

  (a)
  by mutual written consent of Peru Copper and the Offeror;

  (b)
  by Peru Copper, if the Take-up Date has not occurred within 120 days of 11:59 p.m. (Vancouver time) on June 25, 2007 (or such later time and date to which the latest time and date for mailing the Offer is extended pursuant to the terms of the Support Agreement) other than as a result of the non-satisfaction of the conditions set forth in paragraphs (e), (f), (h), (i) or (j) of Section 4 of the Offer to Purchase: "Conditions of the Offer". In addition, if the Offeror's take-up and payment for Common Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement may not be terminated by Peru Copper under the applicable section of the Support Agreement until the earlier of (i) 120 days after the Offer is commenced and (ii) the 5th Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

  (c)
  by the Offeror, if any condition of the Offer set forth in Section 4 of the Offer to Purchase: "Conditions of the Offer", is not satisfied or waived by the Expiry Date;

  (d)
  by the Offeror if: (i) the Board of Directors or any committee thereof fails to publicly recommend the Offer or withdraws, modifies or changes its recommendation in favour of the Offer; (ii) the Board of Directors or any committee thereof approves or recommends acceptance of an Alternative Transaction; or (iii) the Board of Directors or any committee thereof proposes to do any of the foregoing;

  (e)
  by the Offeror, if the Board of Directors or any committee thereof fails to publicly affirm its approval or recommendation of the Offer within two Business Days of any written request to do so from the Offeror in circumstances set out in Section 2.5(d) of the Support Agreement;

  (f)
  by Peru Copper, if Peru Copper having complied with the requirements of the Support Agreement proposes to enter into a definitive agreement with respect to a Superior Proposal or change its approval or recommendation of the Offer or both, provided that Peru Copper has previously or concurrently will have paid Chinalco the $21,000,000 Non-Completion Fee and further provided that Peru Copper has not breached any of its covenants, agreements or obligations in the Support Agreement, including its covenants, agreements and obligations in respect of Superior Proposals in any material respect;

  (g)
  by either the Offeror or Peru Copper, if the Offeror has been notified in writing by Peru Copper of an Alternative Transaction which constitutes a Superior Proposal in accordance with the Support Agreement and, if (i) the Offeror does not amend the Offer within five Business Days of Peru Copper providing the requisite notice; or (ii) the Board of Directors determines, acting in good faith and in the proper discharge of its fiduciary duties, that after such five Business Day period the Alternative Transaction continues to be a Superior Proposal in comparison to the amended Offer of the Offeror;

  (h)
  by the Offeror, if there has been a breach or non-performance by Peru Copper of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of Peru Copper contained in the Support Agreement was or has become untrue or incorrect after the date thereof such that the conditions contained in Section 4 of the Offer to Purchase: "Conditions of the Offer", would not be satisfied and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 15 days from the date of notice of such breach from the Offeror, and the Expiry Time; or

  (i)
  by Peru Copper, if there has been a material breach or non-performance by the Offeror of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of the

    Offeror contained in the Support Agreement was or has become untrue or incorrect in any material respect after the date thereof and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 15 days from the date of notice of such breach, from Peru Copper, and the Expiry Time.

Non-Completion Fee

        Under the Support Agreement, Peru Copper must pay to Chinalco $21,000,000 (the "Non-Completion Fee") if:

  (i)
  the Support Agreement is terminated in the circumstances set out in paragraphs (d), (e), (f) or (g) under the heading "Termination of the Support Agreement", above;

  (ii)
  the Support Agreement is terminated pursuant to paragraph (h) under "Termination of the Support Agreement" above as a result of Peru Copper being in default of its non-solicitation obligations and in respect of Alternative Transactions under Section 2.5 and 6.4 of the Support Agreement;

  (iii)
  on or after the date of the Support Agreement and prior to the Expiry Time, an Alternative Transaction is publicly announced or any person has publicly announced an intention to make such Alternative Transaction, and such Alternative Transaction either:

  (A)
  has been accepted by the Board of Directors; or

  (B)
  has not expired, nor been withdrawn nor been publicly abandoned and (x) the Offer is not completed as a result of the Minimum Condition not having been met, and (y) the person or company that made such Alternative Transaction acquires, directly or indirectly, more than 66 2/3% of the issued and outstanding Common Shares within 12 months of the date of the Support Agreement,

For greater certainty, the Company shall not be obligated to make more than one payment under Section 6.3 of the Support Agreement if one or more of the events specified herein occurs.

Board of Directors

        Peru Copper has agreed that immediately following the acquisition pursuant to the Offer by the Offeror of at least a majority of the outstanding Common Shares, and from time to time thereafter, Peru Copper will cooperate with the Offeror and upon request will use its reasonable efforts, subject to the provisions of the CBCA, to secure the resignations of such number of Peru Copper directors as may be required to enable the Offeror to designate such number of directors as is proportional to the percentage of outstanding Common Shares owned by the Offeror.

Subsequent Acquisition Transaction

        Upon the Offeror taking up and paying for more than a simple majority of the outstanding Common Shares (on a Diluted Basis) under the Offer, Peru Copper has agreed to assist the Offeror in acquiring the balance of the Common Shares as soon as practicable but in any event not later than 120 days after the Expiry Date, by such means as may be determined by the Offeror, including by way of amalgamation, statutory arrangement, capital reorganization or other transaction of Peru Copper and the Offeror or an affiliate of the Offeror for consideration per Common Share at least equal in value to the consideration paid by the Offeror under the Offer. See Section 9 of the Circular: "Acquisition of Common Shares Not Deposited".

Private Placement

        In order to ensure that Peru Copper has adequate funds to advance its Toromocho Project in the near term, the Offeror agreed to invest US$65,868,000 in Peru Copper by subscribing for 13,200,000 Common Shares of Peru Copper at a price of US$4.99 (Cdn$5.30) per share (the "Private Placement"). The Private Placement was completed on June 19, 2007. Following completion of the Private Placement, the Offeror owned approximately 9.9% of the outstanding Common Shares of Peru Copper.

4.     LOCK-UP AGREEMENTS

        In conjunction with the Support Agreement, the Offeror entered into Lock-Up Agreements with the Locked-Up Shareholders, collectively representing approximately 34% of the outstanding Common Shares as of the date of the Lock-Up Agreements (calculated on a Diluted Basis). Pursuant to the Lock-Up Agreement, the Locked-Up Shareholders have agreed to deposit under the Offer and not withdraw all of the Common Shares owned or over which control is exercised by such Lock-Up Shareholder subject to the conditions set forth therein. The following is a summary of the principal terms of the Lock-Up Agreement with the Locked-Up Shareholders (other than Geologic Resource Funds LP, Geologic Resource Fund Ltd. and Ranchu Copper Investments Limited, whose Lock-Up Agreements are described below under the heading "Lock-Up Agreement with Other Shareholders"). This summary is qualified in its entirety by reference to the full text of the Lock-Up Agreements filed by the Offeror and Peru Copper with the SEC, available at www.sec.gov.

Agreement to Tender

        Each of the Locked-Up Shareholders has agreed: (i) to accept the Offer by tendering, on or before the 5th Business Day prior to the Expiry Time, the Common Shares owned by such Locked-Up Shareholder together with the Letter of Transmittal or, if applicable, Notice of Guaranteed Delivery, and any other documents required in accordance with the Offer; and (ii) not to withdraw the Common Shares of such Locked-Up Shareholder that are deposited under the Offer except as provided under the Lock-Up Agreement.

        In addition, each Locked-Up Shareholder has agreed to give notice of or enter into such agreements as may be necessary to cause the exercise of any options, warrants, rights or other securities held or controlled by the Shareholder which are exercisable or convertible into or exchangeable for Common Shares ("Option Shares"), effective immediately prior to the Expiry Time, and to tender such Option Shares in acceptance of the Offer, provided that such exercise and tendering shall be conditional upon the Offeror's confirmation of its intention to take-up the Common Shares tendered into the Offer. The Offeror has agreed with the Company to permit the Company to amend the Company's option plan and any applicable option agreements to permit the exercise of such options on a cashless basis or to otherwise facilitate the payment or settlement of the exercise price thereunder and the tender of the Option Shares on a guaranteed delivery basis.

Non-Solicitation Covenant of the Locked-Up Shareholders

        Each Locked-Up Shareholder has agreed that, except as permitted under the Lock-Up Agreement, it shall not, directly or indirectly, solicit, initiate, encourage or engage in discussion regarding any Alternative Transaction; provided that the Lock-Up Agreement shall not prevent any nominee or representative of any Locked-Up Shareholder who is also a director of Peru Copper from engaging in deliberations as a member of Peru Copper's Board of Directors in respect of an unsolicited bona fide Alternative Transaction under the terms of the Support Agreement. The Lock-Up Agreement with Paul Stein, the Corporate Secretary of Peru Copper, does not include the above non-solicitation covenant.

Additional Covenants of the Locked-Up Shareholders

        Each Locked-Up Shareholder has agreed, among other things, that it will not: (i) option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of its Common Shares or Option Shares, or any right or interest therein (legal or equitable), to any Person or group or agree to do any of the foregoing; (ii) grant or agree to grant any proxy, power of attorney or other right to vote its Common Shares or Option Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to its Common Shares or Option Shares; (iii) take any action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of or delay or interfere with the completion of the Offer and other transactions contemplated by the Lock-Up Agreements; (iv) vote or cause to be voted any of its Common Shares in respect of any proposed action by Peru Copper or its Shareholders or affiliates or any other Person in a manner which would reasonably be regarded as likely to prevent or delay the successful completion of the Offer or the other transactions contemplated by the Support Agreement and the Lock-Up Agreement; and (v) not purchase or enter into any agreement or option or right to purchase any additional Common Shares or any other securities of the Company from and including the date of the Lock-Up Agreement until the termination thereof other than upon the exercise or settlement of any options, warrants or rights or convertible or exchangeable securities held by such Locked-Up Shareholder as specified in the applicable Lock-Up Agreement.

        Upon the Offeror taking up and paying for the Common Shares and Option Shares tendered by the Locked-Up Shareholders, upon the written request of the Offeror, each Locked-Up Shareholder or any nominee or representative of the Locked-Up Shareholder who acts as a director of Peru Copper or any of its subsidiaries will or will cause such person to resign in an orderly manner and will assist with the appointment as substitute directors of such person or persons designated by the Offeror provided that the Offeror shall provide such nominee or representative of the Locked-Up Shareholder with an appropriate form of release.

Covenants of the Offeror

        The Offeror has agreed: (a) to make the Offer, or cause the Offer to be made, in accordance with the terms and conditions of the Support Agreement; (b) to comply with its obligations set forth in the Support Agreement; and (c) not to amend the Offer without the prior written consent of the Locked-Up Shareholders to (i) increase the Minimum Condition described in subsection (a) of Section 4 of the Offer to Purchase: "Conditions of the Offer"; (ii) decrease the consideration per Common Share; (iii) change the form of consideration payable under the Offer (other than to increase the total consideration and/or add additional consideration or consideration alternatives); (iv) decrease the number of Common Shares in respect of which the Offer is made; or (v) impose additional conditions to the Offer or otherwise materially vary the Offer (or any terms or conditions thereof) in a manner which is materially adverse to the Locked-Up Shareholders.

Representations and Warranties of the Locked-Up Shareholders

        Each Locked-Up Shareholder has made representations in the Lock-Up Agreement in respect of the following matters, among others: (i) organization, authority relative to the Lock-Up Agreement and enforceability of the Lock-Up Agreement; (ii) ownership control or direction of Common Shares and Option Shares; (iii) compliance with organizational documents, contracts and laws; (iv) absence of other agreements relating to the purchase, acquisition or transfer of Common Shares; (v) absence of any voting trust or other similar agreements; (vi) absence of required consents; and (vii) absence of any current, pending or threatened legal proceeding or any judgments, decrees or orders against the Locked-Up Shareholder that would adversely affect in any manner the ability of the Locked-Up Shareholder to enter into the Lock-Up Agreement and to perform its obligations thereunder or the title of the Locked-Up Shareholder to any of its Common Shares.

Representations and Warranties of the Offeror

        The Offeror has made representations and warranties in the Lock-Up Agreement in respect of the following matters, among others: (i) organization of the Offeror; (ii) authority relative to the Lock-Up Agreement and enforceability of the Lock-Up Agreement; (iv) compliance with organizational documents, contracts and laws; and (vi) absence of required consents.

        These representations and warranties, as well as those of Peru Copper listed above, will expire upon the completion or expiration of the Offer or the termination of the Support Agreement.

Termination of the Lock-Up Agreement

        The Lock-Up Agreement may be terminated:

  (a)
  in respect of a Locked-Up Shareholder, by a written instrument executed by the Offeror and the Locked-Up Shareholder;

  (b)
  by the Offeror with respect to any Locked-Up Shareholder if:

  (i)
  the Support Agreement is terminated in accordance with its terms;

  (ii)
  any of the representations and warranties of the Locked-Up Shareholders under the Lock-Up Agreement is not true and correct in all material respects, where such inaccuracy is reasonably likely to prevent or materially delay consummation of the Offer; or

    (iii)
    the Locked-Up Shareholders have not complied in all material respects with their respective obligations to the Offeror therein, where such non-compliance is reasonably likely to prevent or materially delay consummation of the Offer;

  (c)
  by any Locked-Up Shareholder (in respect of only its obligations) if:

  (i)
  the Locked-Up Shareholders Common Shares and Option Shares are not acquired by the Offeror by the date on which the Support Agreement is terminated in accordance with its terms (other than with respect to the payment of any Non-Completion Fee by Peru Copper to the Offeror);

  (ii)
  any of the representations and warranties of the Offeror under the Lock-Up Agreement are not true and correct in all material respects, where such inaccuracy is reasonably likely to prevent or materially delay consummation of the Offer;

  (iii)
  the Offeror has not complied in all material respects with its obligations to the Locked-Up Shareholders therein, where such non-compliance is reasonably likely to prevent or materially delay consummation of the Offer; or

  (iv)
  the Offeror has not (for any reason other than the failure of the Locked-Up Shareholders to tender its Common Shares and Option Shares) taken up and paid for the Locked-Up Shareholders' Common Shares and Option Shares tendered under the Offer by the Offer Deadline.

        In the event that the Lock-Up Agreement is terminated as set out above, the Offeror shall no longer be required to make or pursue the Offer and, if the Offer has been made, the Locked-Up Shareholders shall be entitled to withdraw their Common Shares and Option Shares from the Offer.

Lock-Up Agreement with Other Shareholders

        Mr. George Ireland, a director of Peru Copper, also controls Common Shares of Peru Copper through Geologic Resource Fund Ltd. and Geologic Resource Fund LP ("Geologic Resource") as a managing member and Chief Executive Officer of these companies. A letter signed on behalf of Geologic Resource acknowledges that it will tender its Common Shares in Peru Copper to the Offer. However, in the event that a third party proposes a transaction to all Shareholders of Peru Copper pursuant to which it will acquire all of the Common Shares of Peru Copper and if in the opinion of Geologic Resource, the value of the consideration per Common Share offered under the competing offer is greater than the value of consideration per Common Share payable pursuant to the Offer, Geologic Resource reserves the right to tender to the competing offer.

        Mr. Luis Baertl, a founder and former advisor of Peru Copper, beneficially holds Common Shares of Peru Copper through Ranchu Copper Investments Limited ("Ranchu"). In a letter dated June 10, 2007, Ranchu has agreed to tender 3,500,000 Common Shares of Peru Copper to the Offer. However, this obligation terminates if: (A) without Ranchu's consent, the Offeror: (i) increases the Minimum Condition in the terms and conditions of the Offer; (ii) decreases the consideration per Common Share; (iii) changes the form of consideration payable under the Offer (other than to increase the total consideration and/or add additional consideration or consideration alternatives); (iv) decreases the number of Common Shares in respect of which the Offer is made; or (v) imposes additional conditions to the Offer or otherwise materially varies the Offer (or any terms or conditions thereof) in a manner which is adverse to Ranchu; (B) Ranchu's 3,500,000 Common Shares are not acquired by the Offeror by the date on which the Support Agreement is terminated in accordance with its terms; or (C) the Offeror has not (for any reason other than the failure of Ranchu to tender its 3,500,000 Common Shares) taken up and paid for the 3,500,000 Common Shares tendered under the Offer. In the event a third party proposes a competing offer to all Shareholders of Peru Copper pursuant to which it will acquire all of the Common Shares of Peru Copper and which in the opinion of Ranchu, the value of the consideration per Common Share offered under the Competing Offer is greater than the value of consideration per Common Share payable pursuant to the Offer, Ranchu reserves the right to tender to the competing offer.

5.     RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors, after consultation with its legal and financial advisors, and upon receipt of an opinion from UBS Securities Canada Inc., has unanimously determined that the Offer is fair to the Shareholders (other than the Offeror and any of its affiliates) and to recommend that Shareholders accept the Offer and tender their Common Shares to the Offer. Canaccord Capital Corporation, acting as financial advisor to the Special Committee of the Board of Directors has also provided an opinion that, as of the date of such opinion and based on and subject to the various assumptions, matters considered and limitations described in its opinion, the Offer is fair, from a financial point of view to the Shareholders (excluding, for greater certainty, the Offeror and any of its affiliates).

        Concurrently with the mailing of this Offer to Purchase and Circular, the Board of Directors have mailed to all Shareholders a Director's Circular containing the above and recommending that all Shareholders accept the Offer and tender their Common Shares to the Offer.

6.     PURPOSE OF THE OFFER AND THE OFFEROR'S PLANS FOR PERU COPPER

        The purpose of the Offer is to enable the Offeror to acquire control of Peru Copper and ultimately all of the Common Shares. If the Offeror acquires at least 90% of the Common Shares (excluding Common Shares held directly or indirectly by the Offeror or its affiliates), the Offeror may acquire the remaining Common Shares pursuant to a Compulsory Acquisition. If the Offeror acquires less than 90% of the Common Shares (excluding Common Shares held directly or indirectly by the Offeror or its affiliates), the Offeror currently intends to avail itself of such other corporate actions or proceedings as may be legally available, including a Subsequent Acquisition Transaction, to acquire the remaining Common Shares without the consent of the holders thereof.

7.     SOURCE OF FUNDS

        The Offer is not subject to obtaining any financing or to financing contingencies.

        Chinalco estimates that the aggregate consideration required to purchase all of the Common Shares sought under the Offer will be approximately Cdn$840 million. Chinalco has agreed to fund or arrange for the funding of the Offeror in an amount sufficient to pay for the acquisition of all of the Common Shares sought under the Offer.

        Chinalco has adequate arrangements in place to provide for the funding of the Offeror through a number of sources (or any combination thereof), including but not limited to Chinalco's available cash and bank borrowing. In this regard, Chinalco has available to it a Loan Facility, which provides for potential funding by way of bank loans of up to US$1 billion. The Loan Facility, if drawn, will be subject to terms customary for such loan transactions at an interest rate to be settled between Chinalco and the bank at the time when the definitive loan agreement is entered into, but in any event not exceeding LIBOR plus 2% per annum, with a right of the borrower to repay part or all of the borrowings at any time without penalty. The Loan Facility, which is subject to the completion of a definitive agreement, may be drawn upon at any time prior to its expiry on December 21, 2007.

8.     THE OFFEROR AND CHINALCO

        Chinalco is a corporation incorporated under the laws of the PRC and is a diversified metals and mining company based in Beijing, China. Chinalco is focused on the Chinese and international aluminium markets but also engages in resource exploration and downstream operations in the fields of copper, rare metals and other non-ferrous metals. Chinalco's sole shareholder is the State-owned Assets Supervision and Administration Commission ("SASAC"), which is directly under the State Council of the PRC.

        Chinalco's largest asset is a 40.46% stake in Chalco, the largest producer of primary aluminum in China. Chalco is the second largest refiner of alumina and among the largest producers of primary aluminum in the world. Chalco produced 3.0 million tones of aluminum and 9.2 million tones of alumina in 2006. Chalco's shares trade on stock exchanges in New York, Hong Kong and Shanghai. The market value of Chalco's shares is approximately US$32 billion, making it one of China's largest publicly traded companies.

        The name, citizenship, principal business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Offeror and of the controlling entity of Chinalco, and certain other information is set forth on Schedule 1 hereto.

        None of the Offeror, Chinalco or the persons listed in Schedule 1 has, during the past five years, been convicted in a criminal proceeding. None of the Offeror, Chinalco or the persons listed in Schedule 1 has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal, provincial or state securities laws, or a finding of any violation of federal, provincial or state securities laws.

        Other than the 13,200,000 Common Shares acquired by the Offeror pursuant to the Private Placement, none of Chinalco, or, to the best knowledge of the Offeror, any of the persons listed in Schedule 1 or any subsidiary of the Offeror, Chinalco or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Common Shares of Peru Copper. Furthermore, none of Chinalco or, to the best knowledge of the Offeror, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Common Shares during the past 60 days.

        The Offeror is a wholly-owned subsidiary of Chinalco. The Offeror has not carried on any business prior to the date of the Offer, other than in respect of matters related to the making of the Offer and the Private Placement. The Offeror was incorporated under the laws of the Province of British Columbia by Certificate of Incorporation dated June 11, 2007. The Offeror's office is located at No. 62, North Xizhimen Street, Beijing, 100082, China; telephone: 86-10-82298587.

9.     PERU COPPER

General

        Peru Copper was incorporated on February 24, 2004 under the CBCA, and is a holding company that through its subsidiaries, is engaged in the acquisition and exploration of potentially mineable deposits of copper in Peru. Peru Copper beneficially owns, directly or indirectly or exercises control or direction over 100% of Peru Copper Syndicate, Ltd. (Cayman Islands), Minera Peru Copper S.A. (Peru) and Minera Centenario S.A.C. (Peru).

        On June 11, 2003, Minera Peru Copper S.A. entered into the Toromocho Option Agreement with Empresa Minera del Centro del Peru S.A., a Peruvian state-owned mining company, also known as "Centromin", which expires on June 11, 2008. The Toromocho Option Agreement gives Peru Copper exploration rights and an option to acquire development rights and other related assets with respect to mineral concessions located in Morococha, a historical mining district in central Peru. On December 15, 2006, Centromin assigned its rights and obligations under the Toromocho Option Agreement to Activos Mineros S.A.C., another Peruvian state-owned mining company.

        The registered office of Peru Copper is located at Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3C2 and its head office is located at Suite 1050, 625 Howe Street, Vancouver, British Columbia, Canada V6C 2T6.

Share Capital

        According to the Directors' Circular of Peru Copper dated June 25, 2007, Peru Copper's authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares issuable in one or more series, without par value. As of the date hereof, (i) 132,621,557 Common Shares were issued and outstanding as fully paid and non-assessable shares in the capital of Peru Copper (of which 13,200,000 Common Shares are owned by the Offeror); (ii) no preferred shares were issued and outstanding; and (iii) there were outstanding Options issued under Peru Copper's stock option plan providing for the issuance of an aggregate of 7,378,220 Common Shares upon the exercise thereof.

        The Common Shares are listed and posted for trading on the TSX under the symbol "PCR", on the AMEX under the symbol of "CUP" and on the BVL under the symbol "CUP".

        The Offeror has been advised by Peru Copper that it has not paid dividends on the Common Shares since its incorporation, intends to retain all of its available funds, if any, for use in its business, and does not anticipate paying dividends in the foreseeable future.

Price Ranges and Trading Volumes of Common Shares

        There are three principal markets on which the Common Shares are traded: the TSX, the AMEX and the BVL. The Offer represents a premium of approximately 21% over Peru Copper's 20-day volume weighted average trading price of $5.45 on the TSX ending on May 23, 2007, the last trading day prior to the date on which the Company announced it had entered into an exclusivity agreement. The market price of the Common Shares on the TSX on June 8, 2007, the last trading day prior to the date on which the Company announced the Offer, was $6.35. The Offer was announced on June 11, 2007.

        The following tables set forth, for the periods indicated, the reported high and low daily trading prices and the aggregate volume of trading of the Common Shares on the Stock Exchanges:

	Trading of Common Shares Toronto Stock Exchange			Trading of Common Shares American Stock Exchange
	High	Low	Volume	High	Low	Volume
	(Cdn$)	(Cdn$)	(# of shares)	(US$)	(US$)	(# of shares)
2006
January	3.79	2.81	7,183,133	3.32	2.50	15,016,600
February	4.52	3.31	6,446,831	3.95	2.90	17,408,400
March	3.91	2.89	7,107,123	3.44	2.46	16,527,900
April	3.84	2.46	18,163,696	3.41	2.10	43,798,200
May	6.06	3.13	17,696,264	5.53	2.84	72,858,900
June(1)	7.65	4.05	17,548,384	6.90	3.66	102,074,500
July	5.91	4.60	1,377,999	5.34	4.01	17,519,800
August	5.94	4.65	1,444,173	5.32	4.15	17,647,800
September	5.71	4.48	811,954	5.18	4.01	11,488,500
October	4.99	3.65	768,352	4.39	3.41	13,980,800
November	4.50	3.69	602,940	4.05	3.21	12,104,300
December	4.71	3.80	2,467,967	4.09	3.30	12,987,400
2007
January	5.15	3.90	1,059,951	4.40	3.36	12,155,200
February	5.20	4.58	1,219,030	4.49	3.84	9,173,971
March	5.08	4.48	490,266	4.32	3.81	6,153,935
April	5.68	4.85	2,531,196	5.10	4.14	13,107,600
May(3)	7.52	4.76	2,448,562	7.00	4.25	31,351,333
June (through June 19)	6.59	5.63	17,079,300	6.22	5.25	30,267,592

	Trading of Common Shares Lima Stock Exchange(2)
	High	Low	Volume
	(US$)	(US$)	(# of shares)
2006
January	3.30	2.59	565,267
February	4.00	3.00	1,753,717
March	3.40	2.51	1,283,288
April	3.42	2.14	4,079,572
May	5.45	2.87	8,173,020
June(1)	6.93	3.65	12,749,037
July	5.40	4.07	2,965,107
August	5.30	4.21	3,501,808
September	5.14	4.02	2,979,801
October	4.32	3.47	2,086,398
November	4.00	3.25	1,374,277
December	4.16	3.30	3,916,716
2007
January	4.36	3.37	4,020,837
February	4.50	3.85	3,226,115
March	4.29	3.81	2,761,396
April	5.05	4.20	4,746,014
May(3)	6.80	4.35	11,112,217
June (through June 19)	6.15	5.30	7,562,211
	Trading of Common Shares Toronto Stock Exchange			Trading of Common Shares American Stock Exchange
	High	Low	Volume	High	Low	Volume
	(Cdn$)	(Cdn$)	(# of shares)	(US$)	(US$)	(# of shares)
2005
First Quarter	1.77	1.10	8,192,994	1.45	1.02	274,170
Second Quarter	1.72	1.23	9,063,986	1.42	1.01	2,324,300
Third Quarter	2.03	1.21	8,556,422	1.72	1.00	5,249,100
Fourth Quarter	4.12	1.63	19,551,582	3.55	1.39	30,731,300
2006
First Quarter	4.52	2.81	20,737,087	3.95	2.46	48,952,900
Second Quarter(1)	7.65	2.46	53,408,344	6.90	2.10	218,731,600
Third Quarter	5.94	4.48	3,634,126	5.34	4.01	46,656,100
Fourth Quarter	4.99	3.65	3,839,259	4.39	3.21	39,072,500
2007
First Quarter	5.20	3.90	2,769,247	4.49	3.36	27,483,106
Second Quarter (through June 19)(3)	7.52	4.76	22,059,058	7.00	4.14	74,726,525

	Trading of Common Shares Lima Stock Exchange(2)
	High	Low	Volume
	(US$)	(US$)	(# of shares)
2006
First Quarter	4.00	2.51	3,602,272
Second Quarter(1)	6.93	2.14	25,001,629
Third Quarter	5.40	4.02	9,446,716
Fourth Quarter	4.32	3.25	7,377,391
2007
First Quarter	4.50	3.37	10,008,348
Second Quarter (through June 19)(3)	6.80	4.20	23,420,442

(1)
On June 7, 2006, Peru Copper disclosed in a press release that Southern Copper Corporation had submitted a frivolous bid to the Company. Peru Copper further announced that it expected to receive indications of interest from other companies that had previously expressed interest in Peru Copper and its Toromocho Project. The TSX and the AMEX halted trading in Peru Copper's Common Shares on that date at the request of the Company.

(2)
Peru Copper began trading on the BVL on January 17, 2006.

(3)
On May 24, 2007, Peru Copper publicly announced that it had entered into an exclusivity agreement with a third party in order to facilitate discussions regarding a potential transaction which could involve the acquisition of the Company or other material transactions.

Previous Distributions

        Based on information provided to the Offeror by the Company, other than distributions of Common Shares pursuant to Peru Copper's stock option plan, the Offeror believes that the following are the only distributions of Common Shares effected during the five years preceding the Offer:

SCHEDULE OF ISSUANCES SINCE INCORPORATION
(NOT INCLUDING STOCK OPTION ISSUANCES)

Period	Securities Issued		Price per Security	Aggregate Gross Proceeds to Peru Copper

2004	Issued on incorporation	1	$1.00	$1.00

	Issued on share exchange	46,999,999	N/A	N/A

	Issued upon the automatic conversion on completion of initial public offering of 8,571,429 private placement units issued March 2004 (1:1.1 ratio for a total of 9,428,570 shares)	9,428,570	N/A	N/A

	Issued upon the automatic conversion on completion of initial public offering of 3,000,000 Notes issued April 2004 (1:1.1 ratio for a total of 3,300,000 shares)	3,300,000	N/A	N/A

	Issued upon completion of initial public offering	34,298,750	$1.65	$56,592,937.50

2005	Issued on exercise of broker warrants	1,713,556	$1.65	$ 2,827,367.40

	Issued on exercise of broker options	258,393	US$1.40	US$ 361,750.20

	Issued on exercise of public warrants	1,742,475	US$2.00	US$ 3,484,950.00

2006	Issued on exercise of public warrants	20,113,100	US$2.00	US$40,226,200.00

2007	Issued on exercise of broker options	130,893	US$1.40	US$ 183,250.20

Information and Reporting Requirements

        Pursuant to the provisions of the securities laws of the provinces of Canada, the directors of Peru Copper must send a circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of Peru Copper subsequent to the date of the most recent published financial statements of Peru Copper. In addition, Peru Copper is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act setting forth the position of Peru Copper's Board of Directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days after the date of the Offer.

        Peru Copper is a "reporting issuer" or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities. Such documents are available through the website maintained by The Canadian Depositary for Securities Limited at www.sedar.com.

        The Common Shares are registered under the Exchange Act. Accordingly, Peru Copper is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Copies of such information are obtainable at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., United States 20549. Such reports and other information are also available through the Internet website maintained by the SEC at www.sec.gov.

10.   ACQUISITION OF COMMON SHARES NOT DEPOSITED

        It is the Offeror's intention that if it takes up and pays for Common Shares deposited under the Offer, it will enter into one or more transactions to enable the Offeror to acquire all Common Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed.

Compulsory Acquisition

        If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued and outstanding Common Shares, other than Common Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates (as such terms are defined in the CBCA), the Offeror intends, to the extent possible, to acquire pursuant to section 206 of the CBCA and otherwise in accordance with applicable Laws the remainder of the Common Shares from those Shareholders who have not accepted the Offer (a "Compulsory Acquisition").

        To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each holder of Common Shares who did not accept the Offer (and each person who subsequently acquires any such Common Shares) (in each case, a "Dissenting Offeree") and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the date of termination of the Offer and 180 days from the date of the Offer. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to Peru Copper the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with section 206 of the CBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the Common Shares held by such Dissenting Offeree to Peru Copper and must elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror's Notice. A Dissenting Offeree who does not within 20 days after the Dissenting Offeree receives the Offeror's Notice, notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree's Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Common Shares of such Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to Peru Copper referred to above, the

Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be less or more than the amount paid pursuant to the Offer.

        The foregoing is only a summary of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of section 206 of the CBCA. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree's rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206 of the CBCA should consult their legal advisors. See Section 19 of the Circular: "Canadian Federal Income Tax Consequences" and Section 18 of the Circular: "United States Federal Income Tax Consequences", for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

        If the Offeror takes up and pays for Common Shares validly deposited under the Offer and the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue such right, the Offeror intends to pursue other lawful means of acquiring the remainder of the Common Shares not tendered to the Offer. Upon the Offeror taking up and paying for more than 66 2/3% of the then outstanding Common Shares (excluding Common Shares held by the Offeror or its affiliates) under the Offer, the Offeror intends to acquire the balance of the Common Shares not tendered to the Offer as soon as practicable, but in any event not later than 120 days after the Expiry Date by way of amalgamation, statutory arrangement, capital reorganization or other transaction involving Peru Copper and the Offeror or an affiliate of the Offeror to acquire the remaining Common Shares not acquired pursuant to the Offer for cash consideration per Common Share equal in value to the consideration paid by the Offeror under the Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offer. If the Minimum Tender Condition is satisfied and the Offeror takes up and pays for the Common Shares deposited under the Offer, the Offeror should own sufficient Common Shares to effect a Subsequent Acquisition Transaction.

        Each type of Subsequent Acquisition Transaction described above would be a "business combination" under OSC Rule 61-501 and a "going private transaction" under AMF Regulation Q-27. In certain circumstances, the provisions of OSC Rule 61-501 and AMF Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a "business combination" carried out in accordance with OSC Rule 61-501 or a "going private transaction" in accordance with AMF Regulation Q-27, the "related party transaction" provisions of OSC Rule 61-501 and AMF Regulation Q-27 do not apply to such transaction. The Offeror currently intends to carry out any such Subsequent Acquisition Transaction in accordance with OSC Rule 61-501 and AMF Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the related party transaction provisions of OSC Rule 61-501 and AMF Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.

        OSC Rule 61-501 and AMF Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the affected securities (and subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror currently intends to rely on any exemption then available or to seek waivers pursuant to OSC Rule 61-501 and AMF Regulation Q-27 exempting the Offeror or Peru Copper or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under OSC Rule 61-501 and AMF Regulation Q-27 for certain business combinations or going private transactions completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (and which disclosure has been provided herein). The Offeror expects that these exemptions will be available.

        Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. OSC Rule 61-501 and AMF Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by "minority" holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than the Offeror, any "interested party" or any person or company who is a "related party" of the Offeror or an "interested party" for purposes of OSC Rule 61-501 and AMF Regulation Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors or senior officers or any person acting jointly or in concert with any of the foregoing. OSC Rule 61-501 and AMF Regulation Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction if, among other things, the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer and the Subsequent Acquisition Transaction is completed no later than 120 days after the date of expiry of the formal take-over bid. The Offeror intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same cash consideration paid to Shareholders under the Offer and that the Subsequent Acquisition Transaction would be completed within 120 days of the date of expiry of the formal take-over bid and the Offeror therefore intends to cause Common Shares acquired pursuant to the Offer to be voted in favour of such transaction.

        In addition, under OSC Rule 61-501 and AMF Regulation Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.

        If the Offeror is unable to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving Peru Copper or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approvals or exemptions, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Peru Copper, or taking no further action to acquire additional Common Shares. Subject to applicable Law, any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may take no action to acquire additional Common Shares or may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Common Shares under the Offer.

        Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares under Section 190 of the CBCA. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 19 of the Circular: "Canadian Federal Income Tax Consequences", and Section 18 of the Circular: "United States Federal Income Tax Consequences".

        Shareholders should consult their legal advisors for a determination of their legal rights and the consequences to them with respect to a Subsequent Acquisition Transaction if and when proposed.

Judicial Developments

        Prior to the adoption of OSC Rule 61-501 (or its predecessor OSC Policy 9.1) and AMF Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions. The trend both in legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to minority shareholders.

        Shareholders should consult their legal advisors for a determination of their legal rights.

11.   HOLDINGS OF SECURITIES OF PERU COPPER

        Other than the 13,200,000 Common Shares held by the Offeror, and certain rights that the Offeror has pursuant to the Lock-Up Agreements, none of Chinalco or the Offeror or, to the knowledge of Chinalco and the Offeror after reasonable inquiry, any of the persons or entities listed in Schedule 1 to this Circular, or any other senior officer, or any associate (as defined under Rule 12b-2 under the Exchange Act) or majority-owned subsidiary (as defined under Rule 12b-2 under the Exchange Act) of any of the foregoing, or any person holding more than 10% of any class of equity securities of the Offeror or Chinalco or any person acting jointly or in concert with the Offeror or Chinalco, beneficially owns or exercises control or direction over any of the securities of Peru Copper.

12.   TRADING IN SECURITIES OF PERU COPPER

        None of Chinalco or the Offeror or, to the knowledge of Chinalco and the Offeror after reasonable inquiry, any of the persons listed in Schedule 1 to this Circular or any other senior officer, or any associate or majority-owned subsidiary of any of the foregoing, or any person holding more than 10% of any class of equity securities of the Offeror or Chinalco or any person acting jointly or in concert with the Offeror has effected any transaction in Common Shares or any other equity securities of Peru Copper during the six month period preceding the Offer other than the Private Placement.

        Neither the Offeror nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any of the persons referred to above has traded in any securities of Peru Copper during the 12 months preceding the date hereof.

13.   COMMITMENTS TO ACQUIRE SECURITIES OF PERU COPPER

        No securities of Peru Copper are subject to any commitments to acquire such securities made by the Offeror or Chinalco by directors or senior officers of the Offeror or Chinalco, to the knowledge of directors and senior officers of the Offeror or Chinalco, after reasonable inquiry, (i) by any associate of any director or officer of the Offeror or Chinalco, (ii) by any person or company who beneficially owns or exercises control or direction over, directly or indirectly, more than 10% of any class of equity securities of the Offeror or Chinalco or (iii) by any person acting jointly or in concert with the Offeror or Chinalco, other than the commitments made by the Offeror or its affiliates pursuant to the Support Agreement and the Lock-Up Agreements.

14.   ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

        Other than under the Lock-Up Agreements and the Support Agreement, there are no contracts, arrangements or agreements made or proposed to be made between the Offeror or Chinalco or any of their respective executive officers, directors, controlling persons or subsidiaries (as defined in Rule 12b-2 under the Exchange Act) and Peru Copper or any of the directors, executive officers, senior officers, controlling persons or subsidiaries of Peru Copper and no payments or other benefits are proposed to be made or given by the Offeror or Chinalco to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office. Other than pursuant to the Support Agreement and the Lock-Up Agreements, there are no contracts, arrangements or understandings, formal or informal, between the Offeror or Chinalco and any security holder of Peru Copper with respect to the Offer or between the Offeror or Chinalco and any person or company with respect to any securities of Peru Copper in relation to the Offer.

15.   EFFECT OF THE OFFER ON MARKETS FOR THE COMMON SHARES AND STOCK EXCHANGE LISTINGS

        The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of holders of Common Shares, and, depending on the number of Common Shares deposited and purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

        The rules and regulations of the Stock Exchanges establish certain criteria which, if not met, could lead to the cessation of trading and delisting of the Common Shares on such exchanges. Among such criteria are the minimum number of holders of Common Shares, the minimum number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the Stock Exchanges. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Common Shares. It is the intention of the Offeror to cause Peru Copper to apply to delist the Common Shares from the Stock Exchanges as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. Moreover, in the event the Common Shares are delisted, such shares would constitute "taxable Canadian property" to non-resident holders of Common Shares. As a result, subject to relief under an applicable tax treaty, a non-resident holder of Common Shares would be subject to Canadian taxation in respect of any disposition or deemed disposition of such shares. Any such disposition or deemed disposition of Common Shares by a non-resident at a time when the Common Shares are not listed on a prescribed stock exchange would trigger certain tax reporting requirements, including tax filings which are required to be made contemporaneously with any such disposition, and purchasers would generally be required to withhold a portion of the purchase price on any such disposition and remit same to the Canadian tax authorities. Non-resident holders of Common Shares should consult their own tax advisors in the event the Common Shares are delisted.

        After the purchase of the Common Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Peru Copper may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of certain provinces of Canada and such other jurisdictions where Peru Copper has similar obligations. Furthermore, it may be possible for Peru Copper to request the elimination of the public reporting requirements of any province or jurisdiction where a small number of Shareholders reside. If permitted by law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Peru Copper to cease to be a reporting issuer under the securities laws of each province of Canada and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

        The Common Shares are also currently registered under the Exchange Act. This registration may be terminated upon application of Peru Copper to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Peru Copper to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Peru Copper, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Peru Copper and persons holding "restricted securities" of Peru Copper to dispose of such securities pursuant to Rule 144 or 144A promulgated under the United States Securities Act of 1933, as amended, may be impaired or eliminated. The Offeror intends to seek to cause Peru Copper to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        If registration of the Common Shares is not terminated prior to any Subsequent Acquisition Transaction, then the Common Shares will be delisted from the Stock Exchanges. and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of any Subsequent Acquisition Transaction.

        The Common Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

16.   MATERIAL CHANGES IN THE AFFAIRS OF PERU COPPER AND OTHER INFORMATION

        The Offeror is not aware of any information that indicates that any material change has occurred in the affairs of Peru Copper since March 31, 2007, being the date of the last audited financial statements of Peru Copper, or in the latest quarterly report of Peru Copper, other than as has been publicly disclosed by Peru Copper, or is disclosed in the Directors' Circular, dated June 25, 2007, of the Board of Directors in respect of this Offer.

        The Offeror has no knowledge of any other matter that is not disclosed herein and has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

17.   REGULATORY MATTERS

        The Offeror's obligation to take up and pay for Common Shares tendered under the Offer is conditional upon all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any Securities Authorities and the PRC Approval) that are necessary in connection with the Offer having been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws having expired or having been terminated.

        The purchase of Common Shares pursuant to the Offer is not subject to mandatory pre-merger notification in Canada under Part IX of the Competition Act or pre-merger notification in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        The Offer is not subject to pre-closing review and approval under the Investment Canada Act. A post-closing notification must be filed in respect of the Offer within 30 days of the Offer having been completed.

18.   UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        U.S. TREASURY DEPARTMENT CIRCULAR 230 DISCLAIMER. ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES SET FORTH IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED ON, AND CANNOT BE RELIED ON, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION AND MARKETING (WITHIN THE MEANING OF U.S. TREASURY DEPARTMENT CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS CIRCULAR.

        The following summary describes the principal United States federal income tax considerations generally applicable to United States Holders (as defined below) with respect to the disposition of Common Shares pursuant to the Offer or pursuant to certain transactions described in Section 10 of the Circular: "Acquisition of Common Shares Not Deposited". This summary is based upon the Internal Revenue Code of 1986 (the "Code"), as amended, its legislative history, proposed, temporary and final United States Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address all aspects of United States federal income taxation, including aspects of United States federal income taxation that may be applicable to particular Shareholders, such as Shareholders who are dealers in securities, insurance companies, tax exempt organizations, financial institutions, regulated investment companies, entities treated as partnerships for United States federal income tax purposes, those who hold their Common Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, foreign persons, those who have a functional currency other than the United States dollar or those who acquired their Common Shares in a compensation transaction. This summary is limited to persons that hold their Securities as "capital assets" within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to holders of options to purchase Common Shares or to Shareholders who own directly, indirectly and/or by attribution 10% or more of the Common Shares. In addition, this discussion does not address any state, local or foreign tax consequences, or the alternative minimum tax.

        United States Holders of Common Shares are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offer or other transactions described in Section 10 of the Circular: "Acquisition of Common Shares Not Deposited".

        As used herein, the term "United States Holder" means a beneficial owner of Common Shares that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to federal income taxation regardless of source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court if one or more United States persons have the authority to control all substantial decisions of such trust.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Common Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Sale Pursuant to the Offer

        According to its public filings, Peru Copper has disclosed that it was a passive foreign investment company (a "PFIC") for United States federal income tax purposes for its taxable years ended December 31, 2004 and 2005, that it believes the IRS would have treated it as a PFIC for the taxable year ended December 31, 2006, and that it is likely that it will be considered a PFIC for the current taxable year. If Peru Copper had been a PFIC for any taxable year in which Common Shares were held by United States Holders, such United States Holders could be subject to unfavourable tax consequences, including treatment of any gain realized on such shares as ordinary income and the imposition of an interest charge applicable during the holding period of such shares by the United States Holder beginning with the year Peru Copper became a PFIC. These negative consequences could be mitigated if a United States Holder made or makes a qualified electing fund election. The amount of such mitigation, if any, will depend upon a variety of factors including (i) whether the election was effective for all taxable years that the holder owned the Common Shares and Peru Copper was a PFIC, (ii) whether certain other elections were made, including an election to treat the Common Shares as having been sold for their fair market value at the time of the QEF election, (iii) the amount of Peru Copper's earnings and capital gain during the period it was treated as a QEF, and (iv) the amount of gain, if any, realized by the holder upon disposition of the Common Shares, Peru Copper has stated in its public filings that it may not provide the information necessary for United States Holders to make a QEF election.

        Subject to the discussion below under the heading "Considerations Relating to the Passive Foreign Investment Company Rules" if Peru Copper has not been a PFIC for United States federal income tax purposes, or if Peru Copper has been a PFIC but a United States Holder has made an effective QEF election with respect to all taxable years in which the holder held Common Shares and Peru Copper was a PFIC (and in certain other limited circumstances), disposition of Common Shares pursuant to the Offer generally will result in recognition of capital gain or loss for United States federal income tax purposes equal to the difference between the amount received and such holder's adjusted tax basis in the Common Shares so disposed. Such capital gain or loss will generally be a long-term capital gain or loss if such holder has held such Common Shares for more than one year.

        Alternatively, as noted in "Considerations Relating to the Passive Foreign Investment Company Rules" a United States Holder can mitigate the negative tax consequences of PFIC status, in certain circumstances, by making a mark-to-market election. This election will generally result in the inclusion of ordinary income with respect to any appreciation in such holder's Shares as of the close of any taxable year of Peru Copper covered by the election. If such a mark-to-market election applies and Peru Copper remains a PFIC in the current year, then any gain realized by a United States Holder upon a disposition pursuant to the Offer will be classified as ordinary income for federal income tax purposes and a portion of any loss realized upon such a disposition generally equal to the net amount included in income by the United States Holder in prior years as a result of the mark-to-market election will be classified as an ordinary loss.

Foreign Currency

        The fair market value of any foreign currency received by a United States Holder will generally be based on the rate of exchange on the date of the relevant transaction. A subsequent disposition of any foreign currency received (including its disposition to U.S. currency) will generally give rise to ordinary gain or loss.

Compulsory Acquisition of Common Shares

        The United States federal income tax consequences to a United States Holder of a disposition of Common Shares pursuant to a Compulsory Acquisition generally will be as described under "Sale Pursuant to the Offer" above.

        Subject to the discussion below under the heading "Considerations Relating to the Passive Foreign Investment Company Rules", and although there is no authority directly on point, a United States Holder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder's Common Shares will recognize a gain or loss in an amount equal to the difference between the U.S. dollar equivalent of the cash received and the adjusted tax basis of such Common Shares. In addition, a portion of the actual payment received may instead be characterized as interest income, in which case the United States dollar equivalent to the Canadian dollar amount of such portion generally should be included in ordinary income in accordance with the United States Holder's method of accounting.

        United States Holders disposing of their Common Shares pursuant to a Compulsory Acquisition should consult their tax advisors with respect to any United States federal, state or local tax consequences to them.

Subsequent Acquisition Transaction

        If the Offeror is unable to effect a Compulsory Acquisition or if the Offeror elects not to proceed with a Compulsory Acquisition, then the Offeror may propose a Subsequent Acquisition Transaction. The United States federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out and may be substantially similar to or materially different from the consequences described above.

        A United States Holder who dissents in a Subsequent Acquisition Transaction and elects to receive the fair value for the holder's Common Shares generally will be treated in the same manner as described above under the heading "Compulsory Acquisition of Common Shares".

        United States Holders that participate in a Subsequent Acquisition Transaction or who dissent in a Subsequent Acquisition Transaction should consult their tax advisors with respect to any United States federal, state or local tax consequences to them.

Amounts Subject to Canadian Withholding Tax

        A United States Holder who dissents in a Compulsory Acquisition or a Subsequent Acquisition Transaction and who receives interest, and, as a result, is subject to Canadian withholding tax (or who is otherwise subject to Canadian withholding tax), as described in Section 19 of the Circular: "Canadian Federal Income Tax Consequences — Holders Not Resident in Canada", may be eligible, subject to a number of complex limitations, to claim a foreign tax credit or a deduction in respect of any Canadian taxes withheld. If a United States Holder elects to claim a foreign tax credit, rather than a deduction, for a particular taxable year, such election will apply to all foreign taxes paid by the holder in a particular year.

Considerations Relating to the Passive Foreign Investment Company Rules

        According to its public filings, Peru Copper has disclosed that it was a PFIC for United States federal income tax purposes for its taxable years ended December 31, 2004 and 2005, that it believes the IRS would have treated it as a FPIC for the taxable year ended December 31, 2006, and that it is likely that it will be considered a PFIC for the current taxable year. A non-United States corporation will be a PFIC for any taxable year if either (1) 75% or more of its gross income in the taxable year is passive income, or (2) 50% or more of the average value of its assets in the taxable year produces, or is held for the production of, passive income. The IRS takes the position that interest on working capital or any other cash is passive income. If Peru Copper had been a PFIC for any taxable year in which Common Shares were held by United States Holders, such United States Holders could be subject to unfavourable tax consequences, including significantly more tax on the disposition of their Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. These tax consequences could be mitigated if the United States Holder makes, or has made, an effective QEF election or election to mark-to-market the holder's Common Shares. If neither election is or has been made, under the PFIC provisions, in any year in which the United States Holder disposes of a Common Share at a gain, special rules apply to the taxation of the gain. The gain must be allocated rateably to each day the United States Holder has held the Common Share. Amounts allocated to each year, beginning with the first year in such holding period during which the foreign company was a PFIC (a "Prior PFIC Year"), are taxable as ordinary income in their entirety (not eligible for the reduced rate for dividends) and not as capital gain, and amounts allocable to Prior PFIC Years may not be offset by any deductions or losses. Amounts allocated to each such Prior PFIC Year are taxable at the highest rate in effect for that year and are subject to an interest charge at the rates applicable to deficiencies for income tax for those periods. The tax consequences described in this paragraph shall be referred to as the "General PFIC Rules".

        Provided that a United States Holder complies with certain reporting requirements, the General PFIC Rules will not apply to it if it makes or has made an election to treat Peru Copper as a QEF and either (i) the election is effective for all taxable years that the United States Holder owned Common Shares and Peru Copper was a PFIC or (ii) the United States Holder also elects to treat the Common Shares as having been sold for their fair market value at the time the QEF election is first effective and the election remains in effect for all subsequent years in which Peru Copper is a PFIC. Instead, a United States Holder that has made a QEF election is required for each taxable year to include in income a pro rata share of Peru Copper's ordinary earnings as ordinary income and a pro rata share of its net capital gain as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. In order for the QEF election to be valid, Peru Copper must provide United States Holders either (i) a statement showing such United States Holder's pro rata share of Peru Copper's ordinary earnings and net capital gain (calculated for United States tax purposes) for Peru Copper's taxable year, (ii) sufficient information to enable the United States Holder to calculate its pro rata share for such year, or (iii) a statement that Peru Copper has permitted the United States Holder to inspect and copy its permanent books of account, records, and such other documents as may be maintained by Peru Copper that are necessary to establish that PFIC ordinary earnings and net capital gain are computed in accordance with United States income tax principles. Treasury regulations provide that the Commissioner of Internal Revenue has the discretion to invalidate or terminate a QEF election if the United States Holder or Peru Copper, or an intermediary, fails to satisfy the requirements for the QEF election.

        Some or all of the adverse tax consequences attributable to the General PFIC Rules could also be mitigated in certain circumstances by making a QEF election notwithstanding that the election was not effective for all taxable years that Peru Copper was a PFIC and no election was made to treat the Common Shares as having been sold for its fair market value at the time the QEF election was first effective. Whether such a QEF election would be beneficial would depend upon a variety of factors including the amount of Peru Copper's earnings and capital gains during the period it would be treated as a QEF and the amount of gain, if any, realized by the United States Holder upon disposition of its Common Shares. Special rules also would apply if Peru Copper were a "controlled foreign corporation" in the year for which the QEF election by the United States Holder was first effective. The General PFIC Rules also will not apply to a United States Holder if the United States Holder elects or has elected to mark the United States Holder's Common Shares to market each year, provided Peru Copper's Shares are considered "marketable stock" within the meaning of the Treasury regulations. A United States Holder making this election recognizes as ordinary income or loss each year an amount equal to the difference, if any, as of the close of the taxable year between the fair market value of the holder's PFIC shares and the holder's adjusted tax basis in such shares. Losses are allowed only to the extent of net mark-to-market gain previously included in income by the United States Holder under the election for prior taxable years, reduced by losses allowed in prior taxable years. If the mark-to-market election were made, then the General PFIC Rules would not apply for periods covered by the election, but any gain realized upon a subsequent disposition of such stock during any year in which Peru Copper is a PFIC would be classified as ordinary income.

        Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a disposition of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction is potentially significant, United States Holders are urged to consult their tax advisors with respect to any United States federal, state or local tax consequences to them, including whether or not (and the procedure) to make a QEF election.

Information Reporting and Backup Withholding

        Cash payments made pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction will be reported to the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of United States federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a United States Holder is entitled pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction if such holder (1) fails to supply the paying agent with the shareholder's taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other Shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder's United States federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each United States Holder will be asked to complete and sign a Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

19.   CANADIAN FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the principal Canadian federal income tax considerations under the Canadian Tax Act, as of the date hereof, generally applicable to a Shareholder in respect of the sale of Common Shares pursuant to the Offer or otherwise pursuant to certain transactions described under Section 10 of this Circular: "Acquisition of Common Shares Not Deposited". The summary is based on the provisions of the Canadian Tax Act in force on the date hereof and our understanding of the current published administrative practices of the CRA. The summary takes into account all specific proposals to amend the Canadian Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

        The summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

Residents of Canada

        The following portion of the summary is generally applicable only to a Shareholder who, at all relevant times, for the purposes of the Canadian Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada, deals at arm's length with Peru Copper and the Offeror, is not affiliated for the purposes of the Canadian Tax Act with Peru Copper or the Offeror, and holds Common Shares as capital property. This portion of the summary does not apply to Shareholders who are traders or dealers in securities. This portion of the summary also does not apply to Shareholders who are "financial institutions", "specified financial institutions" or an interest in which would be a "tax shelter investment", each as defined in the Canadian Tax Act. It is a question of fact whether a Shareholder holds Common Shares as capital property, but Common Shares generally will be considered capital property to a Shareholder unless the Shareholder holds such Common Shares in the course of carrying on a business, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. In circumstances where Common Shares may not otherwise constitute capital property to a particular Shareholder who is resident in Canada, such holder may be entitled to elect that such shares be deemed to be capital property by making an irrevocable election under subsection 39(4) of the Canadian Tax Act to treat all Canadian securities (as defined in the Canadian Tax Act) as capital property.

Capital Gains and Capital Losses

        A Shareholder whose Common Shares are taken up and paid for under the Offer, will be considered to have disposed of such shares for purposes of the Canadian Tax Act. Where the Shareholder holds the Common Shares as capital property, on such disposition, the Shareholder should realize a capital gain (or capital loss) in respect of the shares so disposed of to the extent that proceeds of disposition received or deemed to have been received by the Shareholder for such shares exceed (or are less than) the total amount of the adjusted cost base to the Shareholder of such shares and any reasonable costs of disposition. If the Shareholder receives Cdn$6.60 per Common Share, the Shareholder's proceeds of disposition should be equal to Cdn$6.60 per Common Share. If the Shareholder elects to receive U.S. dollars for their Common shares, the Shareholder's proceeds of disposition should be equal to the Canadian equivalent of the U.S. dollars received, computed at the Expiry Date.

        Generally, a Shareholder who disposes of Common Shares pursuant to the Offer will be required to include one-half of the amount of any capital gain (a "taxable capital gain") realized on such disposition in income, and one-half of the amount of any capital loss (an "allowable capital loss") realized on such disposition may be deducted against taxable capital gains realized in the year of disposition. Allowable capital losses realized by a Shareholder on the disposition of Common Shares and not deducted by the Shareholder in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Canadian Tax Act.

        In general, a capital loss otherwise arising upon the disposition of a Common Share by a Shareholder which is a corporation will be reduced by dividends previously received or deemed to have been received thereon to the extent and under the circumstances prescribed in the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares or where a partnership or trust of which a corporation is a member or a beneficiary is a member of a partnership or a beneficiary of a trust that owns Common Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

        A Shareholder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains. 80% of capital gains realized by an individual or a trust, other than certain specified trusts, on the disposition of Common Shares will be taken into account in determining their liability for alternative minimum tax under the Canadian Tax Act.

Compulsory Acquisition

        As described under Section 10 of this Circular: "Acquisition of Common Shares Not Deposited", the Offeror may, in certain circumstances, acquire Common Shares pursuant to statutory provisions contained in the CBCA. A Shareholder who disposes of the Common Shares in such circumstances should generally realize a capital gain (or a capital loss) calculated in the manner and subject to the treatment described above under "Capital Gains and Capital Losses".

Subsequent Acquisition Transaction

        If the compulsory acquisition provisions of the CBCA are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares as described under Section 10 of this Circular: "Acquisition of Common Shares Not Deposited". The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out so the following summary is of a general nature only. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

        A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Peru Copper with the Offeror or one of its affiliates pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares ("Redeemable Preference Shares") which would then be immediately redeemed for cash. As long as Peru Copper is amalgamated with a Canadian corporation, such a Shareholder should not realize a capital gain or capital loss as a result of such exchange, and the cost of the Redeemable Preference Shares received should generally be equal to the aggregate of the adjusted cost base of the Common Shares to the Shareholder immediately before the amalgamation. Upon the redemption of Redeemable Preference Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Canadian Tax Act to holders of such shares that are corporations as discussed below) equal to the amount by which the redemption price of the Redeemable Preference Shares exceeds the paid-up capital thereof for the purposes of the Canadian Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for the purposes of computing any capital gain or capital loss arising on the disposition of such shares.

        Subject to the potential application of the rules discussed below, dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Preference Shares will be included in computing its income, but may be deductible in computing its taxable income. A capital loss arising upon the redemption of a Redeemable Preference Share may be reduced by dividends previously received or deemed to have been received thereon or on Common Shares for which they were exchanged as described above under "Residents of Canada — Capital Gains and Capital Losses". Subsection 55(2) of the Canadian Tax Act provides that where a corporate Shareholder is deemed to receive a dividend under the circumstances described above and such dividend is deductible in computing the shareholder's taxable income and is not subject to Part IV of the Canadian Tax Act, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Preference Shares for the purpose of computing the shareholder's capital gain on the disposition of such shares. Accordingly, corporate Shareholders should consult their tax advisors for specific advice with respect to the potential application of this provision.

        A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Canadian Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Canadian Tax Act on dividends deemed to be received on the Redeemable Preference Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

        In the case of a Shareholder who is an individual (including certain trusts), dividends deemed to be received as a result of the redemption of the Redeemable Preference Shares will be included in computing the individual's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Eligible dividends received from taxable Canadian corporations may benefit from enhanced gross up and dividend tax credit rules. Eligible dividends will generally include dividends paid by a taxable public Canadian corporation where those dividends have not been paid from the corporation's low rate income pool and have been designated as eligible dividends by the dividend paying corporation.

        Under the current administrative practices of CRA, Shareholders who exercise their statutory rights of dissent in respect of an amalgamation may be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Shareholder therefor, other than interest awarded by the court. However, because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Shareholder will be treated entirely as proceeds of disposition paid by the amalgamated corporation, or in part as the payment of a deemed dividend by the predecessor corporation, dissenting Shareholders should consult their own tax advisors in this regard.

        As an alternative to the amalgamation discussed above, the Offeror may propose a statutory arrangement or other transaction, the tax consequences of which may differ from those described above. No opinion is expressed herein as to the tax consequences of any such transaction to a Shareholder.

Non-Residents of Canada

        The following portion of the summary is generally applicable only to a Shareholder who at all relevant times, for the purposes of the Canadian Tax Act and any applicable income tax treaty, is not resident, nor deemed to be resident, in Canada, deals at arm's length with Peru Copper and the Offeror, is not affiliated for purposes of the Canadian Tax Act with Peru Copper or the Offeror, holds Common Shares as capital property and does not use or hold, and is not deemed to use or hold, Common Shares in the course of carrying on a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere. This portion of the summary assumes that the Common Shares will be listed on the TSX or AMEX at the time such shares are disposed of pursuant to the Offer. The following portion of the summary only addresses Canadian federal income tax considerations, so Non-Resident Holders should consult their own tax advisors for advice with respect to any non-Canadian tax consequences of the Offer.

        A Non Resident Holder should not be subject to Canadian capital gains taxation under the Canadian Tax Act on the disposition of Common Shares pursuant to the Offer unless the Non-Resident Holder's Common Shares constitute taxable Canadian property, as defined in the Canadian Tax Act, to such holder. Generally, Common Shares will constitute taxable Canadian property to a Non-Resident Holder if: (i) that Non-Resident Holder, either alone or together with persons with whom the Non-Resident Holder does not deal at arm's length with, at any time in the 60-month period that ends at the time of the disposition, has owned 25% or more of the issued and outstanding shares of any class or series of Peru Copper; or (ii) the holder's Common Shares were acquired in a tax deferred exchange for property which was itself taxable Canadian property.

        Non-Resident Holders whose Common Shares constitute "taxable Canadian property" to them and who are not exempt from tax under the Canadian Tax Act by virtue of an applicable income tax treaty will be generally be subject to similar tax consequences as described above under "Residents of Canada — Capital Gains and Capital Losses". However, these shareholders may be required to comply with the notification and withholding requirements provided for in section 116 of the Canadian Tax Act. Non-Resident Holders whose Common Shares constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Compulsory Acquisition

        As described under Section 10 of this Circular: "Acquisition of Common Shares Not Deposited", the Offeror may, in certain circumstances, acquire Common Shares pursuant to statutory provisions contained in the CBCA. A Non Resident Holder who disposes of Common Shares to the Offeror that are taxable Canadian property to such holder in such circumstances may realize a capital gain and may be required to comply with the notification and withholding requirements provided for in section 116 of the Canadian Tax Act. If any such capital gain is not exempt from tax under the Canadian Tax Act by virtue of an applicable income tax treaty, such holder will be generally subject to similar tax consequences in respect of such capital gain as described above under "Resident of Canada — Capital Gains and Capital Losses". Non-Resident Holders whose Common Shares are being compulsorily acquired should consult their own tax advisors for advice having regard to their particular circumstances.

Subsequent Acquisition Transaction

        If the compulsory acquisition provisions of the CBCA are not utilized, the Offeror may propose other means to acquire the remaining Common Shares, as described under Section 9 of this Circular: "Acquisition of Common Shares Not Deposited". The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend on the exact manner in which the transaction is carried out and may be substantially the same as or materially different than as described above. A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends paid or deemed to be paid to a Non Resident Holder will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty. In addition, if a Subsequent Acquisition Transaction is implemented by means of a capital reorganization or share consolidation, the notification and withholding requirements provided for in section 116 of the Canadian Tax Act may apply to Non-Resident Holders.

        Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction and of exercising their statutory rights of dissent in respect of any such Subsequent Acquisition Transaction.

20.   TAX CONSIDERATIONS IN OTHER COUNTRIES

        Shareholders who are resident in or subject to the tax laws of any other country may be subject to taxation in connection with acceptance of the Offer.

        Such Shareholders are urged to seek the advice of their financial and tax advisors in connection with the tax consequences applicable to them and the Offeror expressly disclaims any responsibility or liability to any Shareholder in respect of any applicable tax consequences.

21.   ACCEPTANCE OF THE OFFER

        The Offeror has no knowledge regarding whether any Shareholders will accept the Offer, other than Shareholders who have agreed to accept the Offer pursuant to the Lock-Up Agreements.

22.   LEGAL MATTERS

        Legal matters on behalf of the Offeror and Chinalco will be passed upon by McCarthy Tétrault LLP, Canadian counsel to the Offeror. Chinalco and the Offeror are also being advised in respect of certain United States legal matters concerning the Offer by Dorsey & Whitney LLP. As of June 22 , 2007, the partners and associates collectively of McCarthy Tétrault LLP and Dorsey & Whitney LLP owned less than 1% of the issued and outstanding Common Shares.

23.   DEPOSITARY, U.S. FORWARDING AGENT, DEALER MANAGERS AND INFORMATION AGENT

        Computershare Investor Services Inc. is acting as the Depositary and Computershare Trust Company N.A. is acting as the U.S. Forwarding Agent under the Offer. In such capacity, the Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario as specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary and the U.S. Forwarding Agent for certain liabilities, including liabilities under securities laws, and expenses of the Offer.

        BMO Capital Markets and its U.S. affiliate are acting as Dealer Manager in Canada and the United States in connection with the Offer. Chinalco has retained BMO Capital Markets to act as financial advisor in connection with the transactions contemplated herein. BMO Capital Markets will be paid a reasonable fee for services rendered by it in its capacity as financial advisor, and will be reimbursed by Chinalco for its reasonable out-of-pocket expenses. In addition, BMO Capital Markets will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer.

        As Dealer Manager in Canada, BMO Capital Markets may be asked by the Offeror to form a soliciting dealer group (the "Soliciting Dealer Group") comprised of members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer in Canada.

BMO Capital Markets and the other members of any Soliciting Dealer Group are referred to herein as "Soliciting Dealers". If the Offeror makes use of the services of a Soliciting Dealer it may pay such Soliciting Dealer a fee for each Common Share solicited by such Soliciting Dealer and deposited and taken up by the Offeror under the Offer. The Offeror may require Soliciting Dealers to furnish evidence of the beneficial ownership satisfactory to it at the time of deposit.

        The Offeror has retained Georgeson, Inc. to act as the Information Agent under the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws, in connection therewith.

        Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who transmit their Common Shares directly to the Depositary or the U.S. Forwarding Agent or who make use of the services of a member of the Soliciting Dealer Group.

        Shareholders should contact the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the U.S. Forwarding Agent.

24.   EXPENSES OF THE OFFEROR

        The Offeror estimates that the fees and expenses in connection with the Offer (including fees relating to filing fees, legal fees, financial advisory fees, Information Agent fees, Depositary fees, due diligence costs, structuring costs, printing, mailing and miscellaneous costs and expenses in connection with any Compulsory Acquisition or Subsequent Acquisition Transaction) will be approximately Cdn$7 million.

25.   STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

CERTIFICATE

DATED the 25 day of June, 2007.

        The contents of the Offer to Purchase and this Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of the Offeror and the board of executive officers of Chinalco.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or market price of the securities which are the subject of the Offer.

CHINALCO CANADA B.C. HOLDINGS LTD.
(Signed) WEN FU WANG Chief Executive Officer	(Signed) ZHAN KUI ZHANG Chief Financial Officer
On behalf of the Board of Directors
(Signed) ZHENGANG ZHAO Director	(Signed) YU TAI Director
ALUMINUM CORPORATION OF CHINA
(Signed) YA QING XIAO President	(Signed) YOU QING LU Vice-President, Finance
On behalf of the Board of Executive Officers (equivalent to the Board of Directors under the laws of incorporation of the People's Republic of China)
(Signed) CAI MING LIU Vice-President	(Signed) XU DONG REN Vice-President

SCHEDULE 1

INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS
AND CONTROLLING PERSONS OF THE OFFEROR AND CHINALCO

I.
Directors, Executive Officers and Controlling Persons of the Offeror

        The following table sets forth the name, present principal occupation or employment and the name and principal business of the organization in which the employment is conducted and material occupations, positions, offices or employment for the past five years and the name, principal business and address of the organization in which the employment is conducted for each member of the Offeror's board of directors and each executive officer of the Offeror. Each person listed below is a citizen of the People's Republic of China. The business address of each such director or executive officer is No. 62, North Xizhimen Street, Beijing 100082, China. The Offeror is indirectly controlled by the Chinese State-owned Assets Supervision and Administration Commission, which is directly under the State Council of the People's Republic of China. See below.

Name	Present Principal Occupation or Employment; Name Material Positions Held During the Past Five Years
Directors
XUDONG REN	Assistant President/Vice-President, Aluminum Corporation of China (Chinalco) (February 2006 to present); Vice President/President, Sino Mining International Ltd.; Assistant President, China Minmetals Corporation (March 2002 to January 2006); Deputy Managing Director, China Non-Ferrous Metals (HK) Holding Co. Ltd. (March 2000 to February 2002).
ZHANKUI ZHANG
Deputy Director, Financial Department, Aluminum Corporation of China (Chinalco) (April 2006 to present); Director of Administration Division, Financial Department, Aluminum Corporation of China Ltd. (Chalco) (March 2002 to April 2006); Director of Funds Management Division, Financial Department, Aluminum Corporation of China Ltd. (Chalco) (April 2001 to March 2002).
YUANJIAN MAO
Director, Human Resources Department, Aluminum Corporation of China (Chinalco) (February 2005 to present); General Manager, Human Resources Department, Aluminum Corporation of China Ltd. (Chalco) (April 2004 to present); Deputy General Manager, Human Resources Department, Aluminum Corporation of China Ltd. (Chalco) (December 2001 to April 2004); Deputy Director, Human Resources Department, Aluminum Corporation of China (Chinalco) (March 2001 to October 2003).
WENFU WANG
Director and Vice President/President of Chalco HK Ltd. (2004 to present); Managing Director, Sino Jinchuan Nickel Pty Limited, Australia (2003-2004); Senior Manager Marketing, Sino Mining Australia (1998-2002).
ZHENGANG ZHAO
Deputy Director of Overseas Development Department of Chinalco (March 2006 to present); Deputy General Manager of Overseas Development Department of Chalco (October 2003 to March 2006); Division Chief of Corporate Development Department of Chalco (November 2001 to October 2003).

YU TAI	Executive VP, Overseas Department, Chinalco (September 2006 to present); Senior Manager, Sino Mining International Ltd. (May 1999 to August 2006).
Executive Officers
XUDONG REN	President and Chairman — See above under "Directors"
WENFU WANG	Chief Executive Officer — See above under "Directors"
ZHANKUI ZHANG	Chief Financial Officer — See above under "Directors"

Note:

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

II.
Directors, Executive Officers and Controlling Persons of Chinalco

        The following table sets forth the name, present principal occupation or employment and the name and principal business of the organization in which the employment is conducted and material occupations, positions, offices or employment for the past five years and the name, principal business and address of the organization in which the employment is conducted for each member of Chinalco's Board of Executive Officers (Chinalco does not have a board of directors). Unless otherwise indicated, each person listed below is a citizen of the People's Republic of China. The business address of each such director or executive officer is c/o Chinalco, No. 62, North Xizhimen Street, Beijing 100082, China. The Offeror is indirectly controlled by the Chinese State-owned Assets Supervision and Administration Commission, which is directly under the State Council of the People's Republic of China. See below.

Name	Present Principal Occupation or Employment; Name Material Positions Held During the Past Five Years
Directors
Not Applicable.	Chinalco is a state-owned enterprise and its' only shareholder is the Chinese State-owned Assets Supervision and Administration Commission ("SASAC"), which is directly under the State Council of the People's Republic of China.
Executive Officers
YAQING XIAO	President of Chinalco, Director, Management Committee, China Aluminum Group (April 2006 to present); Chairman & CEO, Aluminum Corporation of China Ltd. (Chalco) (June 2004 to present); General Manager, Aluminum Corporation of China (Chinalco) (April 2004 to present); Deputy General Manager, Aluminum Corporation of China (Chinalco) (October 2003 to April 2004); Chairman & General Manager, Southwest Aluminum (Group) Co., Ltd. (December 2000 to October 2003)
YOUQING LU
Vice President, Finance of Chinalco, Deputy General Manager, Aluminum Corporation of China (Chinalco) (December 2003 to present); Member of Standing Committee of the Party, & Deputy Secretary of the Party, Luzhou City, Sichuan Province (February 2003 to December 2003); Member of Standing Committee of the Party, & Vice Mayor, Luzhou City, Sichuan Province (February 2001 to February 2003)

HONG AO
Vice President of Chinalco, Chairman of the Board of Supervisors, Aluminum Corporation of China Ltd. (Chalco) (October 2006 to present); Deputy General Manager, Aluminum Corporation of China (Chinalco)(October 2005 to present); Secretary of the Party, & Associate Dean, Beijing General Research Institute for Nonferrous Metals (March 2003 to October 2005); Associate Dean, Beijing General Research Institute for Nonferrous Metals (January 1999 to March 2003)
CAIMING LIU
Vice President of Chinalco, Deputy General Manager, Aluminum Corporation of China (Chinalco) (January 2007 to present); Assistant Governor, & Director of SASAC, Yunnan Province; Deputy General Manager, China Nonferrous Metals Mining (Group) Co., Ltd. (September 2006 to January 2007); Assistant Governor, & Director of SASAC, and Secretary of the Party, Yunnan Province; Deputy General Manager, China Nonferrous Metals Mining (Group) Co., Ltd.; (February 2005 to September 2006); Director of SASAC, & Secretary of the Party, Yunnan Province; Deputy General Manager, China Nonferrous Metals Mining (Group) Co., Ltd. (February 2004 to February 2005); Deputy Director of Financial Department, Yunnan Province; Deputy General Manager, China Nonferrous Metals Mining (Group) Co., Ltd. (September 2002 to February 2004)
CHENGZHONG ZHANG
Vice President of Chinalco, Deputy General Manager, Aluminum Corporation of China (Chinalco) (February 2007 to present); Vice Chairman, Guangxi Huayin Aluminum Co., Ltd. (September 2006 to present); Director, Aluminum Corporation of China Ltd. (Chalco) (August 2006 to May 2007); Director, Chairman, China Aluminum International Engineering Co., Ltd. (November 2005 to present); Director, Guangxi Huayin Aluminum Co., Ltd. (February 2003 to September 2006); Vice President, Aluminum Corporation of China Ltd. (Chalco) (August 2001 to May 2007)
XUDONG REN
Assistant President/Vice President of Chinalco (February 2006 to Present); Vice President/President, Sino Mining International Ltd.; Assistant President, China Minmetals Corporation (March 2002 to January 2006); Deputy Managing Director, China Non-Ferrous Metals (HK) Holding Co. Ltd. (March 2000 to February 2002)

Note:

(1)
During the last five years, all of the members of the Board of Executive Officers have held the principal occupation indicated opposite their names, except as indicated.

The Depositary for the Offer is:

Computershare Investor Services Inc.

By Hand, Courier or Registered Mail: 100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1 Attn: Corporate Actions	By Mail: P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attn: Corporate Actions

Toll Free (Canada and United States): 1-800-564-6253
International: (514) 982-7555
Email: corporateactions@computershare.com
Fax: (905) 771-4082

The U.S. Forwarding Agent for the Offer is:
Computershare Trust Company N.A.
By Mail, Registered Mail or Courier
250 Royall Street
Canton, Massachusetts 02021

The Information Agent for the Offer is:

100 University Avenue
11th Floor, South Tower
Toronto, Ontario M5J 2Y1

Toll Free (North America): 1-866-733-9452
Toll Free (Peru): 0800-53294
Outside North America or Peru, call collect: (212) 440-9800
Shareholders in Peru Copper who are residents of Peru have been provided with a dedicated toll free number to assist them with any queries regarding the offer.
Peruvian Shareholders may call free of charge 0800-53294. The helpline is open
Monday to Friday from 9:00 AM to 5:00 PM (Peru Standard Time)
throughout the Offer period.

Los destinatarios de la presente Oferta podrán solicitar copias del presente Folleto Explicativo por escrito o telefónicamente a través del Agente de Información de la Oferta designado por Aluminum Corporation of China a tal efecto:
Georgeson Group, teléfono gratuito 0800-53294, activo de lunes a viernes de 9:00 de la mañana a 17:00 de la tarde.

QuickLinks

NOTICE TO SHAREHOLDERS
FORWARD-LOOKING STATEMENTS
CURRENCY AND EXCHANGE RATES
NOTICE TO HOLDERS OF OPTIONS
TABLE OF CONTENTS
SUMMARY TERM SHEET Frequently Asked Questions and Answers Regarding the Offer
SUMMARY
GLOSSARY
OFFER TO PURCHASE
CIRCULAR
SCHEDULE OF ISSUANCES SINCE INCORPORATION (NOT INCLUDING STOCK OPTION ISSUANCES)
CERTIFICATE
SCHEDULE 1 INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS OF THE OFFEROR AND CHINALCO